Exhibit 10.1

NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP

As Borrower

CREDIT AGREEMENT

KEYBANK NATIONAL ASSOCIATION

July 31, 2014

i

6.	RESERVED		45

7.	CONDITIONS PRECEDENT TO CREDIT EXTENSION		45

	7.01.	Conditions to Credit Extension	45
	7.02.	All Loans and Letters of Credit	47

8.	REPRESENTATIONS AND WARRANTIES		48

	8.01.	Organization and Good Standing	48
	8.02.	Authorization and Power	48
	8.03.	No Conflicts or Consents	48
	8.04.	Enforceable Obligations	48
	8.05.	Priority of Liens	48
	8.06.	Financial Condition	49
	8.07.	Full Disclosure	49
	8.08.	No Default	49
	8.09.	No Litigation	49
	8.10.	Material Adverse Change	49
	8.11.	Taxes	49
	8.12.	Jurisdiction of Formation; Principal Office	49
	8.13.	ERISA Compliance	49
	8.14.	Compliance with Law	49
	8.15.	Hazardous Substances	50
	8.16.	Insider	50
	8.17.	Organizational Structure	50
	8.18.	Fiscal Year	50
	8.19.	Investment Company Act	50
	8.20.	Margin Stock	50

9.	AFFIRMATIVE COVENANTS		50

	9.01.	Financial Statements, Reports and Notices	50
	9.02.	Payment of Taxes	51
	9.03.	Maintenance of Existence and Rights	51
	9.04.	Notice of Default	52
	9.05.	Other Notices	52
	9.06.	Compliance with Loan Documents and Constituent Documents	52
	9.07.	Books and Records; Access	52
	9.08.	Compliance with Law	52
	9.09.	Insurance; Maintenance and Repair	52
	9.10.	Authorizations and Approvals	52
	9.11.	Maintenance of Liens	53
	9.12.	Further Assurances	53

10.	NEGATIVE COVENANTS		53

	10.01.	Mergers; Dissolution	53
	10.02.	Negative Pledge	53
	10.03.	Fiscal Year and Accounting Method	53
	10.04.	Material Agreements	53
	10.05.	ERISA Compliance	53
	10.06.	Environmental Matters	53
	10.07.	Limitations on Restricted Payments	54
	10.08.	Limitations on Debt and Investments	54

	10.09.	Tangible Net Worth	54
	10.10.	Debt Yield	54
	10.11.	Debt Service Coverage Ratio	54
	10.12.	Limitation on Disposition of Property	54

11.	EVENTS OF DEFAULT		55

	11.01.	Events of Default	55
	11.02.	Remedies Upon Event of Default	57
	11.03.	Performance by Administrative Agent	57
	11.04.	Application of Funds	57

12.	ADMINISTRATIVE AGENT		58

	12.01.	Appointment and Authority	58
	12.02.	Rights as a Lender	58
	12.03.	Exculpatory Provisions	59
	12.04.	Reliance by Administrative Agent	59
	12.05.	Delegation of Duties	60
	12.06.	Resignation of Administrative Agent	60
	12.07.	Registration of Letter of Credit Issuer	60
	12.08.	Non-Reliance on Administrative Agent and Other Lenders	61
	12.09.	No Other Duties, Etc.	61
	12.10.	Administrative Agent May File Proofs of Claim	61
	12.11.	Collateral Matters	62

13.	MISCELLANEOUS		62

	13.01.	Amendments	62
	13.02.	Right of Setoff	63
	13.03.	Sharing of Payments by Lenders	64
	13.04.	Payments Set Aside	64
	13.05.	Waiver	65
	13.06.	Expenses; Indemnity; Damage Waiver	65
	13.07.	Notices	67
	13.08.	Governing Law	68
	13.09.	Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury	68
	13.10.	Invalid Provisions	69
	13.11.	Successors and Assigns	69
	13.12.	Replacement of Lender	73
	13.13.	Maximum Interest	73
	13.14.	Headings	74
	13.15.	Survival of Representations and Warranties	74
	13.16.	Confidentiality	74
	13.17.	USA Patriot Act Notice	74
	13.18.	No Advisory or Fiduciary Responsibility	75
	13.19.	Counterparts; Integration; Effectiveness	75

SCHEDULES

SCHEDULE 1.01	Commitments

SCHEDULE 5.01	Equity Subsidiary
SCHEDULE 8.06	Subsidiaries
SCHEDULE 13.07	Addresses

EXHIBITS

EXHIBIT A:	Organization Chart
EXHIBIT B:	Note
EXHIBIT C:	Loan Notice
EXHIBIT D:	Request for Letter of Credit
EXHIBIT E:	Assignment and Assumption
EXHIBIT F:	Compliance Certificate

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of July 31, 2014 by and among NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP, a Massachusetts limited partnership (the “Borrower”), the banks and financial institutions listed on the signature page hereof as lenders (each a “Lender” and collectively, the “Lenders”, and KEYBANK NATIONAL ASSOCIATION, a national banking association (in its individual capacity, “KeyBank”), as administrative agent (together with any successor appointed pursuant to Section 12 below, the “Administrative Agent”) for the Lenders (as hereinafter defined), and the Lenders.

A.            Borrower has requested that Lenders make revolving loans and issue Letters of Credit to Borrower for the purposes set forth in Section 2.09; and

B.            Lenders are willing to lend funds and cause the issuance of letters of credit upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.             DEFINITIONS.

1.01.       Defined Terms. For the purposes of this Credit Agreement, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1 or in the Section or recital referred to:

“Administrative Agent” means KeyBank until the appointment of a successor administrative agent pursuant to the terms of this Credit Agreement and, thereafter, shall mean such successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address as set forth in Section 13.07 hereof, or such other address or, as appropriate, account as Administrative Agent may from time to time notify Borrower and the Lenders.

“Adjusted EBITDA” means, for any Property calculated on a rolling four (4) quarters basis, the sum of the following (without duplication): (a) gross revenues (including interest income) received in the ordinary course from such Property minus (b) all expenses paid or accrued related to the ownership, operation or maintenance of such Property, including but not limited to taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses, minus the Capital Reserve.

“Affiliate” of any Person means any other Person that, directly or indirectly, Controls or is Controlled By, or is Under Common Control With, such Person.

“Agent-Related Persons” means Administrative Agent (including any successor administrative agent), together with its Affiliates (including, in the case of KeyBank in its capacity as Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Applicable Margin” means, with respect to (a) Libor Rate Loans, three hundred fifty basis points (3.50%) and (b) with respect to Base Rate Loans, two hundred fifty basis points (2.50%).

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.14. If the commitment of each Lender to make Loans and the obligation of the Letter of Credit Issuer to make L/C Credit Extensions have been terminated pursuant to Section 11.02 or if the aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.01 (or a replacement Schedule 1.01 issued by Administrative Agent from time to time to the extent new Lenders become party hereto or the Commitments of Lenders change) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, that is administered or managed by: (a) a Lender; (b) an Affiliate of a Lender; or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means KeyBank, in its capacity as sole lead arranger and sole book manager.

“Assignee” is defined in Section 13.11(b) hereof.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.11(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Auto-Extension Letter of Credit” is defined in Section 2.08(b)(iii) hereof.

“Availability Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended, or a non-bank subsidiary of such bank holding company.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the greater of (x) the Prime Rate in effect from time to time, (y) the Federal Funds Rate in effect from time to time plus one—half of one percent (.50%) per annum, or (z) the LIBOR Rate for an Interest Period of one (1) month plus one percent (1%) per annum.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” is defined in the first paragraph hereof.

“Borrowing Group” means the Borrower, Guarantor and all of their respective Subsidiaries.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type of Loan and, in the case of LIBOR Rate Loans, having the same Interest Period, made by each of the Lenders; “Borrowings” means the plural thereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located and, if such day relates to any Loan for which reference to the LIBOR Rate is applicable, means a New York Banking Day.

“Cap Rate” means (i) 6.0% for residential assets; and (ii) 7.5% for other assets.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with Generally Accepted Accounting Principles, is or should be accounted for as a capital lease on the balance sheet of that Person and the amount of such obligation shall be the capitalized amount thereof determined in accordance with Generally Accepted Accounting Principles.

“Capital Reserve” means (a) $300 per apartment unit for residential assets, (b) $.20 per square foot for retail space, and (c) $.25 per square foot for all other space, in each instance calculated per annum and shall include the pro-rata share of non-wholly owned properties.

“Carveout Guarantor” means NewReal Inc., a Massachusetts corporation.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of the Letter of Credit Issuer and the Lenders, as collateral for the Letter of Credit Liability or obligations of Lenders to fund participations in respect of Letters of Credit, cash or deposit account balances or, if the Letter of Credit Issuer shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to: (a) Administrative Agent; and (b) the Letter of Credit Issuer.

“Cash Equivalents” means (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of OECD, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System.

“Change of Control” means the occurrence of any of the following:

(a)           During any twelve month period on or after the date of this Agreement, individuals who at the beginning of such period constituted the Board of Directors or Trustees of the Carveout Guarantor (the “Board”) (together with any new directors whose election by the Board or whose nomination for election by the shareholders of the Carveout Guarantor was approved by a vote of at least a majority of the members of the Board then in office who either were members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Carveout Guarantor then in office; provided, however, that there shall be no Change of Control if any of the trustees of any of Harold Brown’s estate planning trusts succeed to Harold Brown’s position as a member of the Board of directors of the Carveout Guarantor or if any of Harold Brown’s immediate family members succeed to Harold Brown’s position as a member of the Board of Directors;

(b)           Any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of Carveout Guarantor or the Borrower equal to at least twenty percent (20%) who did not hold such beneficial ownership as of the date of this Agreement;

(c)           Carveout Guarantor shall fail to be the sole general partner of Borrower, shall fail to own such general partner interests in Borrower free of any lien, encumbrance or other adverse claim, or shall fail to control the management and policies of Borrower;

(d)           the Borrower or Carveout Guarantor consolidates with, is acquired by, or merges into or with any Person; or

(e)           one or more of the Managing Principals fails to control the day to day management of the Carveout Guarantor.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty; (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; without limiting the foregoing, Change in Law shall include the Dodd-Frank Act, Public Law 111-203, 12 U.S.C. 5301 et seq., enacted July 21, 2010, as well as all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 7.01 hereof are satisfied or waived.

“Code” means the Uniform Commercial Code as adopted in the Commonwealth of Massachusetts and any other state, which governs creation or perfection (and the effect thereof) of security interests in any collateral for the Obligation.

“Collateral” is defined in Section 5.01 hereof.

“Collateral Documents” means each pledge agreement, financing statements, assignments, and other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement and any documents or instruments amending or supplementing the same.

“Commitment” means, for each Lender, the amount set forth on Schedule 1.01 or on its respective Assignment and Assumption, as the same may be reduced from time to time by Borrower, pursuant to Section 3.06 hereof, or increased or decreased by assignment to or by such Lender pursuant to Section 13.11(b) hereof.

“Compliance Certificate” is defined in Section 9.01(c) hereof.

“Constituent Documents” means, for any entity, its constituent or organizational documents, including: (a) in the case of any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time; (b) in the case of any limited liability company, the articles or certificate of formation and its operating agreement or limited liability company agreement; and (c) in the case of a corporation, the certificate or articles of incorporation and its bylaws.

“Control” and the correlative meanings of the terms “Controlled By” and “Under Common Control With” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or partnership interests, or of the ability to exercise voting power by contract or otherwise.

“Controlled Group” means: (a) the controlled group of corporations as defined in Section 1563 of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code, in each case of which any Borrower is a part or may become a part.

“Credit Agreement” means this Credit Agreement, of which this Section 1 forms a part, together with all amendments, modifications, and restatements hereof, and supplements and attachments hereto.

“Credit Extension” means each of the following: (a) a Borrowing; and (b) an L/C Credit Extension.

“Debt Service” means for the Borrowing Group calculated on a rolling four (4) quarters basis, the sum of (i) total Interest Expense (excluding any interest due under this Agreement) , (ii) total scheduled amortization (to exclude balloon payments) and (iii) pro forma annual interest payments calculated on the Maximum Commitment accruing at the greater of (a) the actual rates then in effect under this Agreement or (b) a rate of 5.0% per annum.

“Debt Service Coverage Ratio” means the ratio of Adjusted EBITDA for the subject testing period to Debt Service.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including without limitation the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Loans.

“Default Rate” means on any day the lesser of: (a) the applicable interest rates in effect on such day (including the Applicable Margin), plus four percent (4%); or (b) the Maximum Rate.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that, as determined by Administrative Agent: (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within three (3) Business Days of the date required to be funded by it hereunder; (b) has notified Borrower or Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit; (c) has failed, within three (3) Business Days after request by Administrative Agent, to confirm in a manner satisfactory to Administrative Agent that it will comply with its funding obligations; or (d) has, or has a direct or indirect parent company that has: (i) become the subject of a proceeding under any Debtor Relief Law; (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it; or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Development Asset” means a Property on which construction, redevelopment or material rehabilitation of material improvements has commenced and is continuing to be performed. a Property will be included in this category until the earlier of (a) the Property reaching a stabilized occupancy of at least 85% for the most recent completed quarter or (b) six months post completion of construction and readiness for legal occupancy. Upon the first to occur of clause (a) or (b) above, the Property will be considered to be a Stabilized Real Estate Asset.

“Dollars” and the sign “$” means lawful currency of the United States of America.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.11(b)(v) (subject to such consents, if any, as may be required under Section 13.11(b)(iii)).

“Environmental Complaint” means any complaint, order, demand, citation or notice threatened or issued in writing to any Borrower by any Person with regard to air emissions, water discharges, Releases, or disposal of any Hazardous Material, noise emissions or any other environmental, health or safety matter affecting any Borrower or any of a Borrower’s Properties.

“Environmental Laws” means: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986, 42 U.S.C. §9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; (c) the Clean Air Act, 42 U.S.C. §7401 et seq., as amended by the Clean Air Act Amendments of 1990; (d) the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; (e) the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq.; (f) all other federal, state and local laws, ordinances, regulations or policies relating to pollution or protection of human health or the environment including without limitation, air pollution, water pollution, noise control, or the use, handling, discharge, disposal or Release or recovery of on-site or off-site Hazardous Materials, as each of the foregoing may be amended from time to time, applicable to any Borrower; and (g) any and all regulations promulgated under or pursuant to any of the foregoing statutes.

“Environmental Liability” means any written claim, demand, obligation, cause of action, accusation or allegation, or any order, violation, damage (including, without limitation, to any Person, property or natural resources), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, clean-up, restoration or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien or otherwise arising under any Environmental Law or resulting from any common law cause of action asserted by any Person.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“Equity Interest” means, with respect to any entity, the ownership interests in such entity held by any other Person.

“Equity Subsidiary” means any Subsidiary as to which the Administrative Agent is receiving a pledge of all or some component of the Equity Interests therein pursuant to Section 5.01.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“Event of Default” is defined in Section 11.01 hereof.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder: (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located; (c) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 4.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 13.12), any United States withholding tax that: (i) is required to be imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office); or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 4.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.01(a)(ii) or Section 4.01(c).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that: (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to KeyBank on such day on such transactions as determined by Administrative Agent.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the Letter of Credit Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Letter of Credit Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit Liability other than Letter of Credit Liability as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“General Partner” means NewReal, Inc., in its capacity as general partner of the Borrower.

“Generally Accepted Accounting Principles” means those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied for all periods, after the date hereof, so as to properly reflect the financial position of Borrower, as applicable, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board (or other appropriate board or committee of the said Board) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Asset Value” means, as of such date, the sum of the Borrowing Group’s pro-rata ownership percentage of (i) unrestricted cash and cash equivalents, (ii) the Real Estate Value of all Stabilized Real Estate Assets, and (iii) without duplication, book value of (a) land and (b) Development Properties.

“Guarantor” means any Subsidiary of the Borrower that may provide a guaranty of the Obligations without violating any debt instrument or other agreement by which such Subsidiary is bound.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent: (a) to purchase any such Indebtedness or any property constituting security therefor; (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person; (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness; or (d) to otherwise assure or hold harmless the owner of such Indebtedness against loss in respect thereof.

“Hamilton” means The Hamilton Company, Inc.

“Hazardous Material” means any substance, material, or waste which is or becomes regulated, under any Environmental Law, as hazardous to public health or safety or to the environment, including, but not limited to: (a) any substance or material designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, as amended, 33 U.S.C. §1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, as amended; (b) any substance or material defined as “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; (c) any substance or material defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq.; or (d) petroleum, petroleum products and petroleum waste materials.

“Honor Date” is defined in Section 2.08(c)(i) hereof.

“Indebtedness” means, at any point in time (without duplication): (a) all obligations in respect of money borrowed; (other than trade debt incurred in the ordinary course of business not more than 60 days past due); (b) all obligations, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligation as a lessee or obligor under a capitalized lease; (d) all reimbursement obligations under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all obligations in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be solely satisfied by the issuance of Equity Interests)); and (f) all Indebtedness guaranteed or otherwise recourse (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” and other similar exceptions to recourse liability until a claim is made with respect thereto and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including without limitation, through an agreement to purchase property, securities, goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise.

“Indemnified Taxes” means Taxes other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” is defined in Section 13.06(b) hereof.

“Information” is defined in Section 13.16 hereof.

“Interest Differential” means, for any Lender with respect to Obligations bearing interest at the LIBOR Rate, the sum equal to the greater of zero or the financial loss incurred by such Lender resulting from a prepayment, calculated as the difference between the amount of interest such Lender would have earned (from like investments in the Money Markets as of the first day of the applicable Loan) but excluding loss of profit had such prepayment not occurred and the interest such Lender will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from such prepayment in each case during the current Interest Period for the LIBOR Rate Loan, without discounting such Interest Differential to its present value.

“Interest Expense” means all paid, accrued or capitalized interest expense on such Person’s consolidated Total Indebtedness calculated on a rolling four (4) quarters basis (whether direct, indirect, or contingent, and including, without limitation, interest on all convertible debt but excluding amortization of financing costs), including the pro rata share from joint ventures.

“Interest Option” means each of the LIBOR Rate and the Base Rate.

“Interest Payment Date” means the tenth (10th) day of each month, and the Maturity Date.

“Interest Period” means, as to each LIBOR Rate Loan a period of one, two or three months, to the extent deposits with such maturities are available to the Administrative Agent, commencing on a LIBOR Business Day, as selected by Borrower provided, however, that (i) any Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall continue to and end on the next succeeding LIBOR Business Day, unless the result would be that such Interest Period would be extended to the next succeeding calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, (ii) any Interest Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such Interest Period would otherwise end shall instead end on the last LIBOR Business Day of such calendar month, and (iii) Borrower may not select a LIBOR Rate Interest Period which would end after the Maturity Date.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Request for Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Letter of Credit Issuer and the Borrower or in favor of the Letter of Credit Issuer and relating to any such Letter of Credit.

“Investment” means, for any Person: (a) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (b) any purchase by that Person of a Property or the assets of a business conducted by another Person, (c) any loan (other than loans to employees), advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business and (d) the entering into of any Guaranty Obligations of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person. “Investment” shall not include any promissory notes or other consideration paid to it or by a tenant in connection with leasing activities. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or principal.

“KeyBank” is defined in the preamble to this Credit Agreement.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Lender” means each lending institution listed on the signature pages hereof, each lending institution that becomes a Lender hereunder pursuant to Section 13.11 hereof or otherwise, and “Lenders” means more than one Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender (or an affiliate of such Lender) described as such in such Lender’s Administrative Questionnaire delivered to Administrative Agent, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

“Letter of Credit” means a standby letter of credit issued by the Letter of Credit Issuer pursuant to Section 2.08 hereof either as originally issued or as the same may, from time to time, be amended or otherwise modified or extended.

“Letter of Credit Application” means an application and agreement for standby letter of credit by and between the Borrower and the Letter of Credit Issuer in a form acceptable to the Letter of Credit Issuer (and customarily used by it in similar circumstances) and conformed to the terms of this Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, renewed, or extended; provided, however, to the extent that the terms of such Letter of Credit Application are inconsistent with the terms of this Credit Agreement, the terms of this Credit Agreement shall control.

“Letter of Credit Expiration Date” means the day that is the earlier of: (a) five (5) days prior to the Stated Maturity Date (or, if such day is not a Business Day, the next preceding Business Day); or (b) the date upon which Administrative Agent declares the Obligation due and payable after the occurrence of an Event of Default; provided, that the Letter of Credit Expiration Date may be up to twelve (12) months after the Stated Maturity Date with the consent of the Letter of Credit Issuer, in its sole discretion, so long as any such Letter of Credit shall be cash collateralized on the date thirty (30) days prior to the Stated Maturity Date.

“Letter of Credit Fee” is defined in Section 2.11(b).

“Letter of Credit Issuer” means KeyBank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“Letter of Credit Liability” means the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, or because a pending drawing submitted on or before the expiration date of such

Letter of Credit has not yet been honored, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Sublimit” means, at any time, the lesser of: (a) twenty percent (20%) of the Maximum Commitment at such time; or (b) $5,000,000.00.

“Leverage Ratio” means, at any time, the ratio (expressed as a percentage) of (a) Total Indebtedness of the Borrowing Group to (b) Gross Asset Value.

“LIBOR” is defined in the definition of LIBOR Rate.

“LIBOR Business Day” means a Business Day on which dealings in U.S. dollars are carried on in the London Interbank Market

“LIBOR Rate” means, for any Interest Period with respect to a LIBOR Rate Loan, the average rate (rounded upwards to the nearest 1/16th) as shown by Reuters at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If Reuters no longer reports such rate or the Administrative Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Lender in the London Interbank Market, the Administrative Agent may select a replacement index.

“LIBOR Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to the LIBOR Rate for a particular Interest Period.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute or other law, contract, or otherwise.

“Loan” means an extension of credit by a Lender to Borrower hereunder in the form of a Base Rate Loan or a LIBOR Rate Loan.

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each Letter of Credit Application, each of the Collateral Documents, each Assignment and Assumption, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.13 of this Credit Agreement, and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification.

“Loan Notice” means a notice of: (a) a Borrowing; (b) a conversion of Loans from one Type of Loan to the other; or (c) a continuation of LIBOR Rate Loans, pursuant to Section 2.03, which, if in writing, shall be substantially in the form of Exhibit C.

“Loan Parties” means, collectively, the Borrower and each Guarantor, and “Loan Party” means any one of them.

“Managing Principal” means, collectively, the following: (a) Harold Brown, Carl Valeri, or Ronald Brown, or any successors to any of the foregoing approved by the Administrative Agent in its reasonable discretion, and (b) any of the trustees of any of Harold Brown’s estate planning trusts or any of Harold Brown’s immediate family members.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Agreements” will be defined as [TBD] however, will include each Loan Party’s and the Carveout Guarantor’s Constituent Documents, and all management agreements between any Loan Party, the Carveout Guarantor, and the Hamilton Company, Inc.

“Material Adverse Effect” means any circumstances or events which could reasonably be expected to result in: (a) a material adverse change in, or a material adverse effect upon, the consolidated business, operations, or financial condition of the Loan Parties and their Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect, or enforceability against any Loan Party or the Carveout Guarantor of any Loan Document to which it is a party.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; or (b) the date upon which Administrative Agent declares the Obligation due and payable after the occurrence of an Event of Default.

“Maximum Commitment” means an amount equal to Twenty-Five Million Dollars ($25,000,000).

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable law on such day.

“Money Markets” means, with respect to any Lender, one or more wholesale funding markets available to and selected by such Lender, including negotiable certificates of deposit, commercial paper, Eurodollar deposits, bank notes, federal funds, interest rate swaps or others.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York New York.

“NOI” means, for any Property calculated on a rolling four (4) quarters basis, the sum of the following (without duplication): (a) gross revenues (including interest income) received in the ordinary course from such Property minus (b) all expenses paid or accrued related to the ownership, operation or maintenance of such Property, including but not limited to taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower or any Subsidiary, any property management fees, debt service charges, income taxes, depreciation, amortization, other non-cash expenses, and any extraordinary, non-recurring expense associated with any financing, merger, acquisition, divestiture or other capital transaction) minus (c) a management fee of the greater of actual or three percent (3.0%) of the gross revenues for such Property for such period minus (d) the Capital Reserve.

“Non-Extension Notice Date” is defined in Section 2.08(b)(iii).

“Notes” means the promissory notes provided for in Section 3.01 hereof, and all promissory notes delivered in substitution or exchange therefor, as such notes may be amended, restated, reissued, extended or modified; and “Note” means any one of the Notes.

“Obligation” means all present and future indebtedness, obligations, and liabilities of the Loan Parties to Lenders, and all renewals and extensions thereof, or any part thereof (including, without limitation, Loans, Letter of Credit Liability, or both), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes and each Letter of Credit Application, and all interest accruing thereon, and reasonable attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations, and liabilities of any Loan Party and the Carveout Guarantor to Lenders evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Loan Document.

“Participant” is defined in Section 13.11(e).

“Patriot Act” is defined in Section 13.17.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Distributions” is defined in Section 10.09.

“Permitted Investment” means any Investment

(a)           in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           (e)           in money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f)            in equity investments in and contributions to Subsidiaries of the Borrower directly or indirectly related to the business of owning and operating Properties, provided that

(1) Investments in unentitled land, debt investment and equity investments in marketable or non-traded securities shall not be permitted;

(2) Investments in entitled land and Development Assets shall not in the aggregate exceed fifteen percent (15%) of Gross Asset Value;

(3) Investments in non-wholly owned Subsidiaries and other joint ventures shall not in the aggregate exceed twenty five percent (25%) of Gross Asset Value; and

(4) Investments in commercial Properties that are not multi-family residential assets shall not in the aggregate exceed twenty percent (20%) of Gross Asset Value;

Provided, further that the aggregate Investments described in (f)(2) and (3) above shall not in the aggregate exceed twenty five percent (25%) of Gross Asset Value

(g)           that is a Swap Contract pledged to the Administrative Agent on behalf of the Lenders;

(h)           that is an interest rate swap entered into by the Borrower or a Subsidiary as a hedge against the Indebtedness evidenced by this Agreement and the other Loan Documents provided such swap does not violate any of the other terms and conditions of this Agreement and is approved by the Administrative Agent;

(i)            that is a contract entered into by the Borrower or any Subsidiary for the purpose of hedging the risk of fluctuating costs of utilities serving the Property owned or leased by such Person the same is entered into in the ordinary course of business and not for speculative purposes;

(j)            existing on the date of this Agreement.

“Permitted Liens” means (a) Liens not yet due or payable on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents, (c) Liens on assets other than the Collateral, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations, (d) encumbrances on a Property consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which a Borrower is a party, purchase money security interests and other liens or encumbrances, which do not individually or in the aggregate have a Material Adverse Effect.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, non-profit corporation, partnership, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plan Asset Regulation” means 29 C.F.R. §2510.3-101, et seq.

“Pledge Agreement” means, the Ownership Interest Pledge and Security Agreement granting a security interest in the Collateral described in Section 5.01(i).

“Pledgor” means Borrower and any Subsidiary of Borrower that is pledging Equity Interests pursuant to a Pledge Agreement.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulation.

“Potential Default” means any condition, act, or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Prime Rate” shall mean the prime rate announced to be in effect from time to time by the Administrative Agent as its prime rate. The prime rate is not intended to be the lowest general rate of interest charged by the Administrative Agent to its customers.

“Principal Obligation” means the sum of: (a) the aggregate outstanding principal amount of the Loans; plus (b) the Letter of Credit Liability.

“Property” means any real property, improvements thereon and any leasehold or similar interest in real property which is owned, directly or indirectly, by Borrower.

“Real Estate Value” means for each Stabilized Real Estate Asset, the NOI from such Stabilized Real Estate Asset divided by the appropriate Cap Rate based on the property type.

“Register” is defined in Section 13.11(d) hereof.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, or into or out of any Property, including the movement of any Hazardous Material through or in the air, soil, surface water, groundwater, of any Property.

“Request for Credit Extension” means: (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice; and (b) with respect to an L/C Credit Extension, the related Request for Letter of Credit and Letter of Credit Application.

“Request for Letter of Credit” means a request for the issuance of a Letter of Credit substantially in the form of Exhibit D hereto.

“Required Lenders” means, as of any date of determination, Lenders having at least 66-2/3% of the aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the Letter of Credit Issuer to make L/C Credit Extensions have been terminated pursuant to Section 11.02, Lenders holding in the aggregate at least 66-2/3% of the aggregate Principal Obligation (with the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Liability being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Principal Obligation held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means: (a) in the case of a corporation or trust, its president, senior vice president, any vice president or treasurer, and, in any case where two Responsible Officers are acting on behalf of such Person, the second such Responsible Officer may be a secretary or assistant secretary; (b) in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner; and (c) in the case of a limited liability company, the Responsible Officer of the sole or managing member, acting on behalf of such sole or managing member in its capacity as sole or managing member.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower, other than any of the foregoing payable solely in shares of stock of or other Equity Interest in the Borrower.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw & Hill Companies, Inc. and any successor thereto.

“Securities” means any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Stabilized Real Estate Asset(s)” means any Property which is not a Development Property.

“Stated Maturity Date” means July 31, 2017.

“Subordinated Claims” is defined in Section 5.04 hereof.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower, as applicable.

“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts: (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under: (a) a so-called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tangible Net Worth” means the Gross Asset Value minus the Total Indebtedness of the Borrowing Group.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Indebtedness” means, at any point in time (without duplication) the aggregate Indebtedness of the Borrowing Group including the pro rata share from joint ventures.

“Type of Loan” means any type of Loan (i.e., a Base Rate Loan or LIBOR Rate Loan).

“Unhedged Variable Rate Debt” means any Indebtedness or portion thereof with respect to which the interest rate is not fixed (or hedged to a fixed rate) for the ordinary or stated term of such Indebtedness to maturity.

1.02.                     Other Definitional Provisions. All terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document.

(a)                                 Defined terms used in the singular shall import the plural and vice versa.

(b)                                 The words “hereof,” “herein,” “hereunder,” and similar terms when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provisions of this Credit Agreement.

(c)                                  Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d)                                 The term “including” is by way of example and not limitation.

(e)                                  The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)                                   In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(g)                                  All financial definitions and covenants shall be calculated on a consolidated basis, and with the impact and results for any non-wholly owned Subsidiary or Affiliate being determined by multiplying by the applicable amount by the percentage of Borrower’s ownership interest in such non-wholly owned Subsidiary or Affiliate.

(h)                                 Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.

1.03.                     Times of Day. Unless otherwise specified in the Loan Documents, time references are to time in Boston, Massachusetts.

1.04.                     Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements of Borrower, except as otherwise specifically prescribed herein.

1.05.                     Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

2.                                    LOANS.

2.01.                     The Commitment.

(a)                                 Committed Amount. Subject to the terms and conditions herein set forth, Lenders agree, during the Availability Period: (i) to extend to the Borrower a revolving line of credit; and (ii) to participate in Letters of Credit issued by the Letter of Credit Issuer for the account of the Borrower.

(b)                                 Limitation on Borrowings. Notwithstanding anything to the contrary herein contained, Lenders shall not be required to advance any Borrowing, conversion or continuation, or cause an L/C Credit Extension hereunder, if:

(i)                                     after giving effect to such Borrowing, conversion, or continuation, the Principal Obligation would exceed the Maximum Commitment;

(ii)                                  with respect to any Borrowing, an Event of Default or a Potential Default is then continuing and the Borrower shall remain in pro forma compliance with the covenants set forth in Sections 10.08 through 10.11 after giving effect to the requested Borrowing.

2.02.                     Lenders. Subject to the terms and conditions herein set forth (including, without limitation, Section 2.01 above), each Lender severally agrees, on any Business Day during the Availability Period, to make Loans to Borrower at any time and from time to time in an aggregate principal amount up to such Lender’s Commitment at any such time; provided, however, that, after making any such Loans: (a) such Lender’s Applicable Percentage of the aggregate Loans advanced would not exceed such Lender’s Commitment as of such date; and (b) the Principal Obligation would not exceed the Maximum Commitment. Subject to the foregoing limitation, the conditions set forth in Section 7 and the other terms and conditions hereof, the Borrower may borrow and repay without penalty or premium, and re-borrow hereunder, during the Availability Period. Each Borrowing pursuant to this Section 2.02 shall be made ratably by Lenders in proportion to each Lender’s Applicable Percentage. Borrower shall be liable to repay each Borrowing made by it and all Obligations incurred by it hereunder or under the Loan Documents.

2.03.                     Borrowings, Conversions and Continuations of Loans.

(a)                                 Request for Borrowing. Each Borrowing, each conversion of Loans from one Type of Loan to the other, and each continuation of LIBOR Rate Loans shall be made upon the Borrower’s irrevocable written notice to Administrative Agent. Each such notice must be received by Administrative Agent not later than 12:00 noon at least: (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBOR Rate Loans or of any conversion of LIBOR Rate Loans to Base Rate Loans; and (ii) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each Loan Notice (whether telephonic or written) shall specify: (A) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type of Loan to the other, or a continuation of LIBOR Rate Loans; (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day); (C) the principal amount of Loans to be borrowed, converted or continued; (D) the Type of Loans to be borrowed or to which existing Loans are to be converted; (E) if applicable, the duration of the Interest Period with respect thereto; and (F) to which account the proceeds of such Borrowing, conversion or continuation should be directed. If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, a LIBOR Rate Loan with a one month Interest Period. Any such automatic conversion to LIBOR Rate Loans with a one month Interest Period shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans. If

Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)                                 Administrative Agent Notification of Lenders. Following receipt of a Loan Notice, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic conversion to LIBOR Rate Loans described in the preceding subsection.

(c)                                  Tranches; No Obligation to Fund if Maximum Rate Exceeded. Notwithstanding anything to the contrary contained herein, the Borrower shall not have the right to have more than four (4) LIBOR Rate Loans in the aggregate outstanding hereunder at any one time, nor shall any Lender be obligated to fund any Loan if the interest rate applicable thereto under Section 2.06(a) hereof would exceed the Maximum Rate in effect with respect to such Loan.

(d)                                 Continuations and Conversions of LIBOR Rate Loans. Except as otherwise provided herein, a LIBOR Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Rate Loan. During the existence of a Potential Default, no Loans may be requested as, converted to or continued as LIBOR Rate Loans without the consent of the Required Lenders.

2.04.                     Minimum Loan Amounts. Each Borrowing of, conversion to or continuation of LIBOR Rate Loans shall be in a principal amount that is not less than $500,000, and each Borrowing of, conversion to or continuation of Base Rate Loans shall be in an amount that is not less than $100,000; provided, however, that a Base Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required for the reimbursement of a Letter of Credit under Section 2.08(c).

2.05.                     Funding.

(a)                                 Funding by Lenders; Presumption by Administrative Agent. Each Lender shall make the proceeds of its Applicable Percentage of each Borrowing available to Administrative Agent at Administrative Agent’s Office for the account of the appropriate Borrower no later than 1:00 p.m. on the borrowing date in immediately available funds, and upon fulfillment of all applicable conditions set forth herein, Administrative Agent shall promptly deposit such proceeds in immediately available funds in such Borrower’s account at Administrative Agent specified in the Loan Notice, or, if requested by such Borrower in the Loan Notice, shall wire transfer such funds as requested. The failure of any Lender to advance the proceeds of its Applicable Percentage of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Applicable Percentage of any Borrowing required to be advanced hereunder. Absent contrary written notice from a Lender, Administrative Agent may assume that each Lender has made its Applicable Percentage of the requested Borrowing available to Administrative Agent on the applicable borrowing date, and Administrative Agent may, in reliance upon such assumption (but is not required to), make available to the appropriate Borrower a corresponding amount.

(b)                                 Failure of Lender to Fund. If a Lender fails to make its Applicable Percentage of any requested Borrowing available to Administrative Agent on the applicable borrowing date, then Administrative Agent may recover the applicable amount on demand: (a) from such Lender, together with interest at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, for the period commencing on the date the amount was made available to Borrower by Administrative Agent and ending on (but excluding) the date Administrative Agent recovers the amount from such Lender; or (b) if such Lender fails to pay its amount upon Administrative Agent’s demand, then from the Borrower within fifteen (15) Business Days after Administrative Agent’s demand; together with interest at a rate per annum equal to the rate applicable to the Borrowing for the period commencing on the borrowing date and ending on (but excluding) the date Administrative Agent recovers the amount from Borrower. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(c)                                  Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 13.06(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation, or to make any payment under Section 13.06(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 13.06(c).

2.06.                     Interest.

(a)                                 Interest Rate. Subject to the provisions of clause (b) below: (i) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)                                 Default Rate.

(i)                                     If any amount of principal of the Obligation is not paid when due (without regard to any applicable grace periods), then (in lieu of the interest rate provided in Section 2.06(a) above) such amount shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate.

(ii)                                  If any amount (other than principal of the Obligation) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, then (in lieu of the interest rate provided in Section 2.06(a) above), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate.

(iii)                               Upon the request of Required Lenders, while any Event of Default exists, then (in lieu of the interest rate provided in Section 2.06(a) above) the principal amount of the Obligation shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate, from the date of the occurrence of such Event of Default until such Event of Default is cured or is waived.

(c)                                  Late Charge. In the event that any payment of principal (other than any balloon payment due upon acceleration of the Obligations or upon the Maturity Date) or interest herein provided for shall become overdue beyond any applicable grace period, a “late charge” of four percent (4%) of the overdue payment shall become immediately due and payable to the Administrative Agent, for the pro rata benefit of all of the Lenders, as liquidated damages for failure to make prompt payment. The imposition or payment of any such late charge shall not affect in any way the availability of any right or remedy that is otherwise available to the Administrative Agent or the Lenders under any of the Loan Documents or applicable law.

2.07.                     Determination of Rate. Each change in the rate of interest for any Borrowing shall become effective, without prior notice to the Borrower, automatically as of the opening of business of Administrative Agent on the date of said change. Administrative Agent shall promptly notify Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate. The determination of the LIBOR Rate by Administrative Agent shall be conclusive in the absence of manifest error.

2.08.                     Letters of Credit.

(a)                                 Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions hereof, on any Business Day during the Availability Period: (A) the Letter of Credit Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.08: (1) from time to time on any Business Day during the Availability Period, to issue Letters of Credit for the account of the Borrower, in aggregate face amounts that shall be not less than $100,000, as the Borrower may request (except to the extent a lesser amount is requested by such Borrower and agreed by Administrative Agent and the Letter of Credit Issuer), and to amend or extend Letters of Credit previously issued by it; and (2) to honor drawings under the Letters of Credit; and (B) Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided, however that after giving effect to any L/C Credit Extension with respect to any Letter of Credit: (1) the Principal Obligation will not exceed the Maximum Commitment; and (2) the Letter of Credit Liability will not exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired (without any pending drawing) or that have been drawn upon and reimbursed. The Letter of Credit Issuer shall have the right to approve the form of Letter of Credit requested.

(ii)                                  The Letter of Credit Issuer shall not issue any Letter of Credit, if: (A) subject to Section 2.08(b)(iii), the expiry date of such Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension (subject to customary one-year extension periods pursuant to an “evergreen” provision), unless the Letter of Credit Issuer has approved such expiry date in its sole discretion; or (B) subject to the proviso in the definition of Letter of Credit Expiration Date, the expiry date of such Letter of Credit would occur after the Letter of Credit Expiration Date.

(iii)                               The Letter of Credit Issuer shall be under no obligation to issue any Letter of Credit if:

(A)                     any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any Law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer in good faith deems material to it (for which the Letter of Credit Issuer is not otherwise compensated hereunder);

(B)                               the issuance of such Letter of Credit would violate any Laws or one or more policies of the Letter of Credit Issuer applicable to letters of credit generally;

(C)                               such Letter of Credit is to be denominated in a currency other than Dollars;

(D)                               such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(E)                                any Lender is at that time a Defaulting Lender, unless the Letter of Credit Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Letter of Credit Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the Letter of Credit Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.14(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Liability as to which the Letter of Credit Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)                              The Letter of Credit Issuer shall be under no obligation to amend any Letter of Credit if: (A) the Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Letter of Credit Issuer (with a copy to Administrative Agent) in the form of a Request for Credit Extension, appropriately completed and signed by a Responsible Officer of such Borrower. Such Request for Credit Extension must be received by the Letter of Credit Issuer and Administrative Agent not later than 11:00 a.m. at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit (or such later date and time as Administrative Agent and the Letter of Credit Issuer may agree in a particular instance in their sole discretion). In the case of a request for an initial issuance of a Letter of Credit, such Request for Credit Extension shall specify in form and detail satisfactory to the Letter of Credit Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, the related Request for Credit Extension shall specify in form and detail satisfactory to the Letter of Credit Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Letter of Credit Issuer may reasonably require. Additionally, the applicable Borrower shall furnish to the Letter of Credit Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Letter of Credit Issuer or Administrative Agent may reasonably require.

(ii)                                  Promptly after receipt of any Request for Credit Extension relating to a Letter of Credit, the Letter of Credit Issuer will confirm with Administrative Agent in writing that Administrative Agent has received a copy of such Request for Credit Extension from the Borrower and, if not, the Letter of Credit Issuer will provide Administrative Agent with a copy thereof. Unless the Letter of Credit Issuer has received written notice from any Lender, Administrative Agent or any Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 7 shall not then be satisfied, then, subject to the terms and conditions hereof, the Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of such Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Letter of Credit Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Letter of Credit Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)                               If the Borrower so requests in any applicable Request for Credit Extension, the Letter of Credit Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Issuer, the Borrower shall not be required to make a specific request to the Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Stated Maturity Date; provided, however, that the Letter of Credit Issuer shall not permit any such extension if: (A) the Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.08(a)or otherwise); or (B) it has received notice in writing on or before the day that is five (5) Business Days before the Non-Extension Notice Date: (1) from Administrative Agent that the Required Lenders have elected not to permit such extension; or (2) from Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 7.02 is not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Letter of Credit Issuer will also deliver to the applicable Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participation.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Letter of Credit Issuer shall notify the applicable Borrower and Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the Letter of Credit Issuer under a Letter of Credit (each such date, an “Honor Date”), the applicable Borrower shall reimburse the Letter of Credit Issuer through Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Letter of Credit Issuer by such time, Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.04 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Maximum Commitment and the conditions set forth in Section 7.02 (other than the delivery of a Loan Notice). Any notice given by the Letter of Credit Issuer or Administrative Agent pursuant to this Section 2.08(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Lender (including the Lender acting as Letter of Credit Issuer) shall upon any notice pursuant to Section 2.08(c)(i) make funds available (and Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the Letter of Credit Issuer at Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.08(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrowers in such amount. Administrative Agent shall remit the funds so received to the Letter of Credit Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 7.02 cannot be satisfied or for any other reason, the applicable Borrower Party shall be deemed to have incurred from the Letter of Credit Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to Administrative Agent for the account of the Letter of Credit Issuer pursuant to Section 2.08(c)(i) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.08(c)(iii).

(iv)                              Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.08(c) to reimburse the Letter of Credit Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the Letter of Credit Issuer.

(v)                                 Each Lender’s obligation to make Loans or L/C Advances to reimburse the Letter of Credit Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.08(c), shall be absolute and unconditional and shall not be affected by any circumstance, including: (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Letter of Credit Issuer, any Borrower, or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Potential Default or Event of Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.08(c) is subject to the conditions set forth in Section 7.02 (other than delivery of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of any Borrower to reimburse the Letter of Credit Issuer for the amount of any payment made by the Letter of Credit Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Lender fails to make available to Administrative Agent for the account of the Letter of Credit Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.08(c) by the time specified in Section 2.08(c)(ii), then, without limiting the other provisions of this Credit Agreement, the Letter of Credit Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Letter of Credit Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Letter of Credit Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after the Letter of Credit Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.08(c), if Administrative Agent receives for the account of the Letter of Credit Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by Administrative Agent.

(ii)                                  If any payment received by Administrative Agent for the account of the Letter of Credit Issuer pursuant to Section 2.08(c)(i) is required to be returned under any of the circumstances described in Section 13.04 (including pursuant to any settlement entered into by the Letter of Credit Issuer in its discretion), each Lender shall pay to Administrative Agent for the account of the Letter of Credit Issuer its Applicable Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)                                  Obligations Absolute. The obligation of each Borrower to reimburse the Letter of Credit Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, set-off, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Letter of Credit Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower.

Each Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the Letter of Credit Issuer. Each Borrower shall be conclusively deemed to have waived any such claim against the Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                   Role of Letter of Credit Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or related Request for Credit Extension. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude each Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.08(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the Letter of Credit Issuer’s willful misconduct or gross negligence or the Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                  Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

(h)                                 Applicability of ISP98. Unless otherwise expressly agreed by the Letter of Credit Issuer and the applicable Borrower when a Letter of Credit is issued the rules of the ISP shall apply to each standby Letter of Credit.

2.09.                     Unused Commitment Fee In addition to the payments provided for in Section 3 hereof, Borrower shall pay to Administrative Agent, for the account of each Lender, according to its Applicable Percentage, an unused commitment fee on the daily amount of the Maximum Commitment which was unused (through the extension of Loans and Letters of Credit) during the immediately preceding calendar quarter at the rate of (a) fifteen basis points (0.15%) per annum if the unused amount is equal to or less than fifty percent (50%) of the Maximum Commitment, and (b) twenty basis points (0.20%) per annum if the unused amount is greater than fifty percent (50%) of the maximum Commitment, payable in arrears on the tenth (10th) day of each calendar quarter for the preceding calendar quarter. Borrowers and Lenders acknowledge and agree that the unused commitment fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to Lenders for committing to make funds available to Borrowers as described herein and for no other purposes. No unused commitment fee shall accrue from and after the date the Second Advance Amount is advanced hereunder.

2.10.                     Use of Proceeds. The proceeds of the Loans shall be used the acquisition and development of Properties, refinance of Indebtedness, capital improvement and general working capital purposed; proceeds of the Loans may not be utilized for any Restricted Payments..

2.11.                     Commitment Fee. Borrower shall pay to Administrative Agent the commitment fees in consideration of the issuance of the Commitments and administration of this Credit Agreement, which fees shall be payable in amounts and on the dates agreed to between Borrower and Administrative Agent in a separate fee letter agreement.

(b)                                 The Borrower Parties shall pay to Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a fee for each Letter of Credit (the “Letter of Credit Fee”) equal to the Applicable Margin for LIBOR Rate Loans per annum times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Letter of Credit Issuer pursuant to Section 2.13 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.14(a)(iv), with the balance of such fee, if any, payable to the Letter of Credit Issuer for its own account. Such fee shall be: (i) due and payable in quarterly installments in arrears on the first Business Day of each calendar quarter for the preceding calendar quarter, commencing on the first such date to occur after the issuance of any Letter of Credit, on the Maturity Date, and thereafter (if applicable) on demand; and (ii) computed quarterly in arrears. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, such fee shall accrue at a rate equal to the Applicable Margin plus four percent (4%). In addition, the Borrower shall pay the Administrative Agent, for its own account, a fronting fee equal to the greater of (i) twelve and one half (12.5) basis points of the face amount of each Letter of Credit, and (ii) Fifteen Hundred Dollars ($1500), which fronting fee shall be payable at the time of issuance of each Letter of Credit.

2.12.                     Computation of Interest and Fees. All computations of fees and interest (other than Base Rate Loans, which shall be based on a 365/366-day year as the case may be) shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan from and including the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 3.04, bear interest for one day.

2.13.                     Cash Collateral.

(a)                                 Certain Credit Support Events. Upon the request of Administrative Agent or the Letter of Credit Issuer: (i) if the Letter of Credit Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing; or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit Liability for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of the Letter of Credit Liability. At any time that there shall exist a Defaulting Lender, immediately upon the request of Administrative Agent or the Letter of Credit Issuer, Borrower shall deliver to Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.14(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)                                 Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at KeyBank. Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, the Letter of Credit Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.13(c). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, Borrower or the relevant Defaulting Lender will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)                                  Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this Section 2.13 or Sections 2.08, 2.14, 3.05, 3.06 or 11.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Liability, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)                                 Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following: (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 13.11 (b)(vii))); or (ii) Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however: (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Potential Default or Event of Default (and following application as provided in this Section 2.13 may be otherwise applied in accordance with Section 11.04); and (y) the Person providing Cash Collateral and the Letter of Credit Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.14.                     Defaulting Lenders.

(a)                                 Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in Section 13.01.

(ii)                                  Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 13.02), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Letter of Credit Issuer hereunder; third, if so determined by Administrative Agent or requested by the Letter of Credit Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as Borrower may request (so long as no Potential Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Credit Agreement; sixth, to the payment of any amounts owing to the Lenders, the Letter of Credit Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Letter of Credit Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Potential Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if: (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 7.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees. That Defaulting Lender: (x) shall not be entitled to receive any unused commitment fee pursuant to Section 2.09 for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.11(b).

(iv)                              Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.09, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that: (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Potential Default or Event of Default exists; and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of: (1) the Commitment of that non-Defaulting Lender; minus (2) the aggregate outstanding principal amount of the Loans of that Lender.

(b)                                 Defaulting Lender Cure. If Borrower, Administrative Agent and the Letter of Credit Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

3.                                      PAYMENT OF OBLIGATIONS.

3.01.                     Notes. The Loans to be made by Lenders to the Borrower hereunder may, if requested by a Lender, be evidenced by promissory notes of the Borrower. Each Note shall: (a) be in the amount of the applicable Lender’s Commitment; (b) be payable to the order of such Lender at the principal office of Administrative Agent; (c) bear interest in accordance with Section 2.06 hereof; (d) be in the form of Exhibit B attached hereto (with blanks appropriately completed in conformity herewith); and (e) be made by the Borrower. Borrower agrees, from time to time, upon the request of Administrative Agent or any affected Lender, to reissue new Notes, in accordance with the terms and in the form heretofore provided, to any Lender and any Assignee of such Lender in accordance with Section 13.11 hereof, in renewal of and substitution for the Note previously issued by Borrower to the affected Lender, and such previously issued Notes shall be returned to Borrower marked “cancelled”.

3.02.                     Payment of Obligation. The principal amount of the Obligation outstanding on the Maturity Date, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date.

3.03.                     Payment of Interest.

(a)                                 Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursal or wire transfer of such Borrowing by Administrative Agent, consistent with the provisions of Section 2.06, notwithstanding whether Borrower received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from Borrower, then such Borrowing shall be considered made at the time of the transmission of the wire, in accordance with the Loan Notice, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by Administrative Agent.

(b)                                 Interest Payment Dates. Accrued and unpaid interest (i) on the Obligation shall be due and payable in arrears on each Interest Payment Date and on the Maturity Date and (ii) on any obligation of Borrower hereunder on which Borrower is in default shall be due and payable at any time and from time to time following such default upon demand by Administrative Agent.

Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

3.04.                     Payments of Obligation.

(a)                                 Payments Generally. All payments of principal of and interest on the Obligations under this Credit Agreement by Borrower to or for the account of Lenders, or any one of them, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff by Borrower. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Funds received after 2:00 p.m. shall be treated for all purposes as having been received by Administrative Agent on the first Business Day next following receipt of such funds and any applicable interest or fees shall continue to accrue. Each Lender shall be entitled to receive its Applicable Percentage (or other applicable share as provided herein) of each payment received by Administrative Agent hereunder for the account of Lenders on the Obligation. Each payment received by Administrative Agent hereunder for the account of a Lender shall be promptly distributed by Administrative Agent to such Lender. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 Clawback.

(i)                                     Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.05) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to Administrative Agent, at: (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing; and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by

Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

3.05.                     Voluntary Prepayments. Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that: (a) such notice must be received by Administrative Agent not later than 12:00 noon: (i) three (3) Business Days prior to any date of prepayment of LIBOR Rate Loans; and (ii) on the date of prepayment of Base Rate Loans; (b) any prepayment of LIBOR Rate Loans shall be in a principal amount of not less than $500,000; and (c) any prepayment of Base Rate Loans shall be in a principal amount of not less than $100,000 or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date (which shall be a Business Day) and amount of such prepayment and the Type(s) of Loans to be prepaid. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4.05 hereof. Subject to Section 2.14, each such prepayment shall be applied to the Obligation held by each Lender in accordance with its respective Applicable Percentage.

3.06.                     Reduction or Early Termination of Commitments. So long as no Loan Notice for a Borrowing is outstanding, Borrower may terminate the Commitments, or reduce the Maximum Commitment, by giving prior irrevocable written notice to Administrative Agent of such termination or reduction three (3) Business Days prior to the effective date of such termination or reduction (which date shall be specified by Borrowers in such notice): (a)(i) in the case of complete termination of the Commitments, upon prepayment of all of the outstanding Obligation, including, without limitation, all interest accrued thereon, in accordance with the terms of Section 3.05; or (ii) in the case of a reduction of the Maximum Commitment, upon prepayment of the amount by which the Principal Obligation exceeds the reduced Maximum Commitment resulting from such reduction, including, without limitation, payment of all interest accrued thereon, in accordance with the terms of Section 3.05; provided, however, that, except in connection with a complete termination of the Commitments, the Maximum Commitment may not be reduced such that, upon such reduction, the Maximum Commitment is less than the aggregate face amount of outstanding Letters of Credit; and (b) in the case of the complete termination of the Commitments, if any Letter of Credit Liability exists, the Borrower Parties shall immediately Cash Collateralize the then-outstanding amount of the Letter of Credit Liability, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived. Unless otherwise required by law, upon the full and final payment of the Letter of Credit Liability, or the termination of all outstanding Letter of Credit Liability due to the expiration of all outstanding Letters of Credit prior to draws thereon, Administrative Agent shall return to the applicable Borrower any amounts remaining in such cash collateral account; provided, however, that, so long as no Event of Default exists, to the extent individual Letters of Credit expire prior to draws thereon, Administrative Agent will return to Borrowers the amount, if any, exceeding that required to Cash Collateralize any remaining Letter of Credit Liability. Notwithstanding the foregoing: (A) any reduction of the Maximum Commitment shall be in an amount of $15,000,000 or a whole multiple of $1,000,000 in excess thereof; and (B) in no event shall a reduction by Borrowers reduce the Maximum Commitment to $5,000,000 or less (except for a complete termination of all the Commitments). Promptly after receipt of any notice of reduction or termination, Administrative Agent shall notify each Lender of the same. Any reduction of the Maximum Commitment shall reduce the Commitments of the Lenders on a pro rata basis.

3.07.       Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its Lending Office (and the office to whose accounts payments are to be credited) for any LIBOR Rate Loan; (b) designate its principal office or a branch, subsidiary or Affiliate as its Lending Office (and the office to whose accounts payments are to be credited) for any Base Rate Loan and (c) change its Lending Office from time to time by notice to Administrative Agent and Borrower. In such event, such Lender shall continue to hold the Note, if any, evidencing its loans for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.05, but for the purposes of this Credit Agreement such Lender shall, regardless of such Lender’s actual means of funding, be deemed to have funded its Commitment in accordance with the Interest Option selected from time to time by the Borrower for such Borrowing period.

4.             CHANGE IN CIRCUMSTANCES.

4.01.       Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation delivered (or that has not been delivered) pursuant to subsections (e) and (g) below.

(ii)           If Borrower or the Administrative Agent shall be required by the Internal Revenue Code or other applicable Law to withhold or deduct any Taxes, including but not limited to United States Federal backup withholding and withholding taxes, from any payment, then: (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received (or not received) pursuant to subsections (e) and (g) below; (B) Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code; and (C) to the extent that the withholding or deduction is made on account of Indemnified

Taxes or Other Taxes, the sum payable by Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent, Lender or Letter of Credit Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)           Tax Indemnifications.

(i)            Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify Administrative Agent, each Lender and the Letter of Credit Issuer, and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by Borrower or Administrative Agent or paid by Administrative Agent, such Lender or the Letter of Credit Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and do hereby, indemnify Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the Letter of Credit Issuer for any reason fails to pay indefeasibly to Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the Letter of Credit Issuer (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender or the Letter of Credit Issuer, shall be conclusive absent manifest error.

(ii)           Without limiting the provisions of subsection (a) or (b) above, each Lender and the Letter of Credit Issuer shall, and does hereby, indemnify the Borrower and Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or Administrative Agent) incurred by or asserted against Borrower or Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the Letter of Credit Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the Letter of Credit Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the Letter of Credit Issuer hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Letter of Credit Issuer, as the case may be, under this Credit Agreement or any other Loan Document against any amount due to Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the Letter of Credit Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)           Evidence of Payments. Upon request by a Borrower or Administrative Agent, as the case may be, after any payment of Taxes by Borrower or by Administrative Agent to a Governmental Authority as provided in this Section 4.01, Borrower shall deliver to Administrative Agent or Administrative Agent shall deliver to Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower or Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.

(i)            Each Lender shall deliver to the Borrower and to Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the Governmental Authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or Administrative Agent, as the case may be, to determine: (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes; (B) if applicable, the required rate of withholding or deduction; and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Credit Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing, if Borrower is resident for tax purposes in the United States:

(A)          any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)          each Foreign Lender on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, shall deliver to Borrower and the Administrative Agent two duly completed and executed copies of one or more of the following documents establishing such Foreign Lender’s right to a full exemption of United States federal withholding tax on payments of interest pursuant to Section 871(h) or 881(c) of the Internal Revenue Code (or qualifying for such exemption pursuant to clause (2) below), as applicable to such Foreign Lender:

(1)           executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(2)           executed originals of Internal Revenue Service Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code: (i) a certificate to the effect that such Foreign Lender is not: (1) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code; (2) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code; or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code; and executed originals of Internal Revenue Service Form W-8BEN;

(4)           executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or Administrative Agent to determine the withholding or deduction required to be made; or

(5)           executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation establishing exceptions for its underlying participants pursuant to clause (1), (3) or (4) above;

(iii)          Each Lender shall promptly: (A) notify the Borrower and Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction; and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)            Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Letter of Credit Issuer, or have any obligation to pay to any Lender or the Letter of Credit Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Letter of Credit Issuer, as the case may be. If Administrative Agent, any Lender or the Letter of Credit Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by Administrative Agent, such Lender or the Letter of Credit Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Administrative Agent, such Lender or the Letter of Credit Issuer, agree to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such Lender or the Letter of Credit Issuer in the event Administrative Agent, such Lender or the Letter of Credit Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Administrative Agent, any Lender or the Letter of Credit Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

(g)           Notwithstanding any term or condition of this Agreement to the contrary, (i) if a payment made to a Foreign Lender would be subject to United States federal withholding tax imposed by FATCA (as defined below) if such Foreign Lender fails to comply with the applicable reporting requirements of FATCA, such Foreign Lender shall deliver to the Borrower and the Administrative Agent any documentation required under Law or reasonably requested by the Borrower or the Administrative Agent sufficient for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Foreign Lender has complied with such applicable reporting requirements and (ii) the Borrower and the Administrative Agent shall not be required to pay any additional amounts or indemnify a Foreign Lender for any withholdings resulting from a Foreign Lender’s failure to comply with this Section 4.01(g). “FATCA” means Sections 1471, 1472, 1473 and 1474 of the Internal Revenue Code, the United States Treasury regulations promulgated thereunder and published guidance with respect thereto.

(h)           Each Lender having sold a participation in any Loan shall collect from such Participant the documents described in this Section 4.01 and provide them to the Borrower and the Administrative Agent. This Section 4.01(h) shall apply to each Participant in any Loan as if the participant was a Lender.

(i)            If the Borrower or Administrative Agent is or is likely to be required to pay additional amounts to or for the account of any Lender pursuant to this Section 4.01, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the good faith judgment of such Lender, is not otherwise materially disadvantageous to such Lender.

4.02.       Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to a LIBOR Rate, or to determine or charge interest rates based upon any LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Administrative Agent, the obligation of such Lender to make or maintain Loans accruing interest at a LIBOR Rate shall be suspended, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice and demand from such Lender (with a copy to the Administrative Agent) all Loans of such Lender bearing interest at a LIBOR Rate shall be converted to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain any such Loans until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon such LIBOR Rate. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

4.03.       Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Loan or a conversion to or continuation thereof that: (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan; (b) adequate and reasonable means do not exist for determining the applicable LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or for any existing or proposed Base Rate Loan; or (c) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or the Base Rate with respect to a proposed Base Rate Loan, does not adequately and fairly reflect the cost to such Lenders of funding such Loan,

Administrative Agent will promptly so notify Borrower and each Lender. Thereafter and until Administrative Agent (upon the instruction of the Required Lenders) revokes such notice, all LIBOR Rate Loans shall bear interest at the Base Rate plus the Applicable Margin, as applicable. Upon receipt of such notice from Administrative Agent, any Borrower may revoke any pending request for a conversion to or continuation of LIBOR Rate Loans.

4.04.       Increased Costs Generally.

(a)           Change in Law. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement) or the Letter of Credit Issuer;

(ii)           subject any Lender or the Letter of Credit Issuer to any tax of any kind whatsoever with respect to this Credit Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Letter of Credit Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Letter of Credit Issuer); or

(iii)          impose on any Lender or the Letter of Credit Issuer or the London interbank market any other condition, cost or expense affecting this Credit Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the LIBOR Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Letter of Credit Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Letter of Credit Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Letter of Credit Issuer, the applicable Borrower will pay to such Lender or the Letter of Credit Issue, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided, that such amounts are consistent with amounts that such Lender is generally charging other borrowers similarly situated to Borrower.

(b)           Capital Requirements. If any Lender or the Letter of Credit Issuer determines that any Change in Law affecting such Lender or the Letter of Credit Issuer or any Lending Office of such Lender or such Lender’s or the Letter of Credit Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered; provided, that such amounts are consistent with amounts that such Lender is generally charging other borrowers similarly situated to Borrower.

(c)           Certificates for Reimbursement. A certificate of a Lender or the Letter of Credit Issuer setting forth the amount or amounts necessary to compensate such Lender or the Letter of Credit Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or the Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within fifteen (15) Business Days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to the foregoing provisions of this Section 4.04 shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or the Letter of Credit Issuer pursuant to the foregoing provisions of this Section 4.04 for any increased costs incurred or reductions suffered more than three (3) months prior to the date that such Lender or the Letter of Credit Issuer, as the case may be notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Letter of Credit Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three (3) month period referred to above shall be extended to include the period of retroactive effect thereof).

4.05.       Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense, including without limitation any Interest Differential, actually incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or

(c)           any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 13.12.

For purposes of calculating amounts payable by Borrower to the Lenders under this Section 4.05, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

4.06.       Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 4.04, or Borrower is required to pay any additional amount to any Lender, the Letter of Credit Issuer or any Governmental Authority for the account of any Lender or the Letter of Credit Issuer pursuant to Section 4.01, or if any Lender or the Letter of Credit Issuer gives a notice pursuant to Section 4.02, then, at the request of Borrower, such Lender or the Letter of Credit issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans or the Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the Letter of Credit Issuer, such designation or assignment: (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or Section 4.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.02, as applicable; and (ii) in each case, would not subject such Lender or the Letter of Credit Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Letter of Credit Issuer, as the case may be. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Letter of Credit Issuer in connection with any such designation or assignment.

(b)           Replacement of Lenders. If any Lender requests compensation under Section 4.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, Borrower may replace such Lender in accordance with Section 13.12.

(c)           Survival. All of the Borrower’s obligations under this Section 4 shall survive termination of the aggregate Commitments and repayment of all other Obligations hereunder and resignation of Administrative Agent.

5.             SECURITY.

5.01.       Liens and Security Interest. To secure performance by the Borrower of the payment and performance of the Obligation and any obligations and liabilities of any Loan Party to the Administrative Agent under any Swap Contract related to this Agreement the Borrower shall or shall cause a Subsidiary to grant to Administrative Agent, for the benefit of Lenders, an exclusive, perfected, first priority security interest and Lien in and to

(a)           the percentages of each Equity Subsidiary listed on Schedule 5.01 of the respective Equity Interests (only to the extent permitted under existing loan and joint venture documents) and/or rights to cash flow and other distributions from all Subsidiaries owned directly or indirectly by the Borrower (collectively, together with any future liens granted under the second sentence of this Section 5.01, the “Collateral”). In addition, in the event (a) any existing prohibition which prevents all or any portion of the Equity Interests in any current or future Subsidiary from being pledged to the Administrative Agent hereunder shall no longer be applicable, or (b) the Borrower acquires any future Subsidiary as to which all or any portion of the Equity Interests related to such Subsidiary may at any time be pledged without violating any loan or joint venture documents, the Borrower shall so notify the Administrative Agent, and within ten (10) Business Days of written request by the Agent, Borrower shall or shall cause any applicable Subsidiary to grant to Administrative Agent, for the benefit of Lenders, an exclusive, perfected, first priority security interest and Lien in such applicable Equity Interest(s);

(b)           to the extent assignable and applicable, all notes receivable of the Borrower or any Guarantor; and

(c)           all deposit account of the Borrower or any Guarantor held at the Administrative Agent.

5.02.       Agreement to Deliver Additional Collateral Documents. Borrower shall deliver such security agreements, financing statements, assignments, and other collateral documents (all of which shall be deemed part of the “Collateral Documents”), in form and substance reasonably satisfactory to Administrative Agent, as Administrative Agent acting on behalf of Lenders may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of Lenders, first and exclusive security interests in any of the Collateral, together with other assurances of the enforceability and priority of Lenders’ liens and assurances of due recording and documentation of the Collateral Documents or copies thereof, as Administrative Agent may reasonably require to avoid material impairment of the liens and security interests granted or purported to or required to be granted pursuant to this Section 5.

5.03.       Agreement to Release. Provided no Potential Default or Event of Default shall be in existence, and (b) the Borrower shall remain in pro forma compliance with the financial covenants set forth in Sections 10.8 through 10.11 after giving effect to any such transaction, upon the written request of the Borrower the Administrative Agent shall release any applicable pledge of Equity Interests to the extent such pledge is prohibited by the terms of such Indebtedness to be incurred or, as applicable, to permit the underlying asset to be sold in connection with an arms length third party transaction.

5.04.       Subordination of Claims.

(a)           As used herein, the term “Subordinated Claims” means, with respect to each Loan Party and the Carveout Guarantor or any Subsidiary thereof, all debts and liabilities owing by such Loan Party or Subsidiary thereof to any other Loan Party, the Carveout Guarantor or any Affiliate thereof, including any asset or property management or similar fees, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of such Person or Persons thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Loan Party, the Carveout Guarantor or any Affiliate (including, without limitation, by setoff pursuant to the terms of any applicable agreement). Subordinated Claims shall include without limitation (a) all rights and claims of each Loan Party and the Carveout Guarantor against one another under the Constituent Documents of such Person, and (b) any asset management or similar fees payable to any Affiliate of any Loan Party or the Carveout Guarantor related to any Property. Payments may be made and received on Subordinated Claims while no Event of Default is continuing, but at any time during the existence and continuation of an Event of Default, neither any Loan Party, the Carveout Guarantor nor any Affiliate shall receive or collect, directly or indirectly any amount upon the Subordinated Claims.

(b)           All amounts and other assets that may from time to time be paid or distributed to or otherwise received by any Loan Party, the Carveout Guarantor or any Affiliate in respect of Subordinated Claims in violation of this Section shall be segregated and held in trust by such Person for the benefit of the Lenders and promptly paid over to the Administrative Agent.

(c)           In any bankruptcy or other proceeding in which the filing of claims is required by applicable Law, the Borrower shall and shall cause each Loan Party and the Carveout Guarantor, to the fullest extent that it is lawfully permitted to do so, to file all claims relating to the Subordinated Claims it may have against the obligor thereunder and shall assign to the Administrative Agent, for the benefit of the Lenders, all rights relating to the Subordinated Claims thereunder as security for the payment of the Obligations when due. Until such time as the Obligations have been indefeasibly paid in full, the Commitments have expired or been terminated, if any such claims are not filed, the Administrative Agent, as attorney-in-fact for the Subordinated Creditor, is hereby authorized to do so in the name of the relevant Person or, in the Administrative Agent’s discretion, to assign the claim to a nominee as security for the payment of the Obligations when due, and to cause proof of claim to be filed in the name of the Administrative Agent or the Administrative Agent’s nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked. The Administrative Agent or its nominee shall have the right, in its reasonable discretion, to accept or reject any plan proposed in such proceeding and to take any other action which a party filing a claim is entitled to do. In all such cases, whether in administration, bankruptcy or otherwise, the Person or Persons authorized to pay such claim shall pay to the Administrative Agent for the benefit of the Lenders the amount payable on such claim and, to the full extent necessary for that purpose, each Loan Party and the Carveout Guarantor hereby assigns to the Administrative Agent for the benefit of the Lenders all of the Loan Party’s and the Carveout Guarantor’s rights to any such payments or distributions; provided, however, the Loan Party’s and the Carveout Guarantor obligations hereunder shall not be satisfied except to the extent that the Administrative Agent receives cash by reason of any such payment or distribution.

(d)           Each of the Loan Parties and the Carveout Guarantor hereby agrees that the Administrative Agent and the Lenders may at any time in their discretion renew or extend the time of payment of the Obligations or exercise, fail to exercise, waive or amend any other of their rights under this Agreement, any Loan Document or any instrument evidencing or securing or delivered in connection therewith, and in reference thereto may make and enter into such agreements as to them may seem proper or desirable, all without notice to or further assent from any Loan Party (except as otherwise expressly required pursuant to this Agreement), and any such action shall not in any manner impair or affect the subordination set forth in this Section or any of the Administrative Agent’s or Lenders’ rights hereunder. Each Loan Party and the Carveout Guarantor hereby waives and agrees not to assert against the Administrative Agent or the Lenders any rights which a guarantor or surety could exercise with respect to any indebtedness of Borrower.

6.             RESERVED.

7.             CONDITIONS PRECEDENT TO CREDIT EXTENSION.

7.01.       Conditions to Credit Extension. The obligation of each Lender and the Letter of Credit Issuer to make its initial Credit Extension hereunder is subject to the conditions precedent that Administrative Agent shall have received, on or before the Closing Date, the following:

(a)           Credit Agreement. This Credit Agreement, duly executed and delivered by Borrower;

(b)           Notes. Notes, drawn to the order of each Lender (if so requested by such Lender), duly executed and delivered by Borrower;

(c)                                  Pledge Agreements. The Pledge Agreement, duly executed and delivered by each Pledgor;

(d)                                 Guaranty. (i) The guaranty duly executed and delivered by each Guarantor, and (ii) the limited carve out guaranty executed by the Carveout Guarantor..

(e)                                  Due Diligence.

(i)                                     searches of Uniform Commercial Code (“UCC”) filings (or their equivalent) in each jurisdiction where a filing has been or would need to be made in order to perfect the Lenders’ security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all security interests and other rights of any Person in any Collateral previously granted, together with such other customary lien, litigation and bankruptcy searches as the Administrative Agent may require; and

(ii)                                  duly authorized UCC financing statements, and any amendments thereto, for each appropriate jurisdiction as is necessary, in Administrative Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral;

(f)                                   Evidence of Authority. Such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party and the Carveout Guarantor as Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Credit Agreement and the other Loan Documents to which such Loan Party and the Carveout Guarantor is a party;

(g)                                  Constituent Documents. Such evidence as Administrative Agent may reasonably require to verify that each Loan Party and the Carveout Guarantor is duly organized or formed, validly existing, in good standing, including certified copies of each such Person’s Constituent Documents, certificates of good standing;

(h)                                 Responsible Officer Certificate. A certificate from a Responsible Officer (not individually, but in his or her capacity as such officer) of Borrower, stating that: (i) all of the representations and warranties contained in Section 7 hereof and the other Loan Documents made by Borrower are true and correct in all material respects as of such date (except to the extent they relate to an earlier date); and (ii) no event has occurred and is continuing, or would result from the Credit Extension, which constitutes an Event of Default or, to its knowledge, a Potential Default, together with an executed Compliance Certificate;

(i)                                     Opinion of Counsel. A favorable opinion of Saul Ewing LLP, counsel to the Loan Parties, covering such matters relating to the transactions contemplated hereby as reasonably requested by Administrative Agent, and in a form reasonably acceptable to Administrative Agent. The Loan Parties hereby request that such counsel deliver such opinions;

(j)                                    Fees; Costs and Expenses. Payment of all fees and other amounts due and payable by Borrower or any Guarantor on or prior to the date hereof and, to the extent invoiced, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by Borrower hereunder, including the reasonable fees and disbursements invoiced through the date hereof of Administrative Agent’s special counsel, Riemer & Braunstein, LLP;

(k)                                 Financial Statements. The audited financial statements of the Borrower for the year ending December 31, 2013; and

(l)                                     Additional Information. Such other information and documents as may reasonably be required by Administrative Agent and its counsel, including a pro forma Compliance Certificate as of the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 12.03, for purposes of determining compliance with the conditions specified in this Section 7.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

7.02.                     All Loans and Letters of Credit. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type of Loan, or a continuation of LIBOR Rate Loans) is subject to the conditions precedent that:

(a)                                 Representations and Warranties. The representations and warranties of Borrower, each other Loan Party and the Carveout Guarantor contained in Section 8 or in any other Loan Document, or which are contained in any document furnished at any time or in connection herewith or therewith, shall be true and correct on and as of the date of any such Credit Extension, except to the extent of changes in facts and circumstances disclosed to Lenders that do not otherwise constitute an Event of Default or Potential Default under this Credit Agreement and except to the extent that such representations and warranties specifically refer to an earlier date, in which, case they shall be true and correct as of such earlier date, and except that for purposes of this Section 7.02(a), the representations and warranties contained in Section 8.06 shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 9.01;

(b)                                 Material Adverse Effect. No event or circumstance which results in a Material Adverse Effect shall have occurred.

(c)                                  No Default. No Event of Default or Potential Default has occurred and is continuing at such day and the Borrower shall remain in pro forma compliance with the covenants set forth in Sections 10.08 through 10.11 after giving effect to the requested Borrowing; and

(d)                                 Loan Notice. Administrative Agent shall have received a Loan Notice.

Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type of Loan, or a continuation of LIBOR Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 7.02(a) and 7.02(c) have been satisfied on and as of the date of the applicable Credit Extension.

(e)                                  Additional Information. Administrative Agent shall have received such other information and documents as may reasonably be required by Administrative Agent and its counsel.

8.                                      REPRESENTATIONS AND WARRANTIES. To induce Lenders to make the Loans and cause the issuance of Letters of Credit hereunder, Borrower represents and warrants to Lenders that:

8.01.                     Organization and Good Standing. Each Loan Party and the Carveout Guarantor (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where a Property owned or leased by it is located to the extent required to do so under applicable law and in each other jurisdiction where a failure to be so qualified could have a Material Adverse Effect.

8.02.                     Authorization and Power. Each Loan Party and the Carveout Guarantor has the limited liability company, partnership, trust, and corporate power, as applicable, and requisite authority to execute, deliver, and perform their respective obligations under this Credit Agreement, the Notes, and the other Loan Documents to be executed by it; each Loan Party and the Carveout Guarantor is duly authorized to, and have taken all limited liability company, partnership, trust, and corporate action, as applicable, necessary to authorize the execution, delivery and performance of its obligations under this Credit Agreement, the Notes, and such other Loan Documents and are and will continue to be duly authorized to perform its obligations under this Credit Agreement, the Notes, and such other Loan Documents.

8.03.                     No Conflicts or Consents. None of the execution and delivery of this Credit Agreement, the Notes, or the other Loan Documents, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict, in any material respect, with any provision of law, statute, or regulation to which Borrower is subject or any judgment, license, order, or permit applicable to any Loan Party or the Carveout Guarantor or any indenture, mortgage, deed of trust, or other agreement or instrument to which a Loan Party, the Carveout Guarantor or an Equity Subsidiary is a party or by which a Loan Party, the Carveout Guarantor or an Equity Subsidiary may be bound, or to which a Loan Party, the Carveout Guarantor or an Equity Subsidiary may be subject except, in each case, such conflicts as would not have a Material Adverse Effect. No consent, approval, authorization, or order of any court or Governmental Authority or third party is required in connection with the execution and delivery by any Loan Party and the Carveout Guarantor of the Loan Documents or to consummate the transactions contemplated hereby or thereby except such consents, etc. the failure to obtain which would not have a Material Adverse Effect.

8.04.                     Enforceable Obligations. This Credit Agreement, the Notes and the other Loan Documents to which it is a party are the legal and binding obligations of each Loan Party and the Carveout Guarantor, as applicable, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and equitable principles.

8.05.                     Priority of Liens. The Collateral Documents create, as security for the Obligation, valid and enforceable, exclusive, first priority security interests in and Liens on all of the Collateral in which any Loan Party has any right, title or interest, in favor of Administrative Agent for the benefit of Lenders, subject to no other Liens except Permitted Liens, except as enforceability may be limited by Debtor Relief Laws and equitable principles. Such security interests in and Liens on the Collateral shall be superior to and prior to the rights of all third parties in such Collateral, and, other than in connection with any future change in any Loan Party’s name, identity or structure, or its jurisdiction of organization, no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with applicable law. Each Lien referred to in this Section 8.05 is and shall be the sole and exclusive Lien on the Collateral except Permitted Liens.

8.06.                     Financial Condition. Borrower has delivered to Administrative Agent, to the extent available, the most recently available copies of the financial statements and reports described in Section 9.01 hereof. Such statements fairly present, in all material respects, the financial condition of each relevant person as of the applicable date of delivery, and have been prepared in accordance with Generally Accepted Accounting Principles, except as provided therein. Schedule 8.06 accurately reflects all Subsidiaries of the Borrower.

8.07.                     Full Disclosure. There is no material fact that Borrower has not disclosed to Administrative Agent in writing which would reasonably be expected to result in a Material Adverse Effect. The information heretofore furnished by Borrower in connection with this Credit Agreement, the other Loan Documents or any transaction contemplated hereby or thereby taken as a whole does not contain any untrue statement of a material fact that would reasonably be expected to result in a Material Adverse Effect.

8.08.                     No Default. No event has occurred and is continuing which constitutes an Event of Default or a Potential Default.

8.09.                     No Litigation. There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of Borrower, threatened, against Borrower, any other Loan Party, the Carveout Guarantor or a Subsidiary that would, if adversely determined, reasonably be expected to result in a Material Adverse Effect.

8.10.                     Material Adverse Change. No changes to any Loan Party or the Carveout Guarantor has occurred since the date of the most recent financial statements of Borrower delivered to Lenders which would reasonably be expected to result in a Material Adverse Effect.

8.11.                     Taxes. To the extent that failure to do so would have a Material Adverse Effect, all tax returns required to be filed by a Loan Party, the Carveout Guarantor and an Equity Subsidiary in any jurisdiction have been filed and all taxes (including mortgage recording taxes), assessments, fees, and other governmental charges upon each Loan Party, the Carveout Guarantor and Equity Subsidiary or upon any of their properties, income or franchises have been paid prior to the time that such taxes could give rise to a lien thereon. There is no proposed tax assessment against any Loan Party, the Carveout Guarantor or an Equity Subsidiary or any basis for such assessment which is material and overdue and is not being contested in good faith.

8.12.                     Jurisdiction of Formation; Principal Office. (a) The jurisdiction of formation of the Borrower is Delaware; (b) the principal office, chief executive office and principal place of business of Borrower is at 39 Brighton Avenue, Boston, Massachusetts.

8.13.                     ERISA Compliance. (a) Neither any Borrower has established or maintains any Plan; and (b) the underlying assets of Borrower do not otherwise constitute the assets of an ERISA Investor pursuant to the Plan Asset Regulations or otherwise.

8.14.                     Compliance with Law. Borrower is, to the best of its knowledge, in compliance with all rules, regulations, orders, and decrees which are applicable to Borrower or its respective properties, including, without limitation, Environmental Laws except instances of non-compliance which would not have a Material Adverse Effect.

8.15.                     Hazardous Substances. Neither Borrower nor any Loan Party or an Equity Subsidiary: (a) has received any notice or other communication or otherwise learned of any Environmental Complaint or Environmental Liability which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect and (b) to its knowledge, there has been no threatened or actual liability in connection with the Release or threatened Release of any Hazardous Material into the environment which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

8.16.                     Insider. Neither any Borrower is an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of any Lender known to Borrower, of a bank holding company of which any Lender known to Borrower is a subsidiary, or of any subsidiary, of a bank holding company of which any Lender known to Borrower is a subsidiary, of any bank at which any Lender known to Borrower maintains a correspondent account, or of any bank which maintains a correspondent account with any Lender known to Borrower.

8.17.                     Organizational Structure. As of the date hereof, the owners of each Loan Party are set forth on Exhibit A attached hereto.

8.18.                     Fiscal Year. The fiscal year of Borrower is the calendar year.

8.19.                     Investment Company Act. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.20.                     Margin Stock. Borrower is not engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than twenty-five percent (25%) of the value of the assets of Borrower or of Borrower and its Subsidiaries on a consolidated basis will be margin stock.

9.                                      AFFIRMATIVE COVENANTS. So long as Lenders have any commitment to lend hereunder or to cause the issuance of any Letters of Credit hereunder, and until payment in full of the Notes and the performance in full of the Obligation under this Credit Agreement and the other Loan Documents, the Borrower agrees that, unless Administrative Agent shall otherwise consent in writing based upon the approval of the Required Lenders (unless the approval of Administrative Agent alone or a different number of Lenders is expressly permitted below):

9.01.                     Financial Statements, Reports and Notices. Borrower shall deliver to Administrative Agent (who shall deliver to each Lender) the following:

(a)                                 Annual Statements. As soon as reasonably available and in any event within one hundred (100) days after the end of the Borrower’s fiscal year, (a) the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income or operations, equity and cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and audited and certified by a Responsible Officer of Borrower and by such independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, and (b) a three year cash flow projection in a form satisfactory to the Administrative Agent;

(b)                                 Quarterly Statements. As soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of Borrower, (i) an unaudited report setting forth as of the end of such fiscal quarter, Borrower’s balance sheet and income statements and an executive summary of investments certified by a Responsible Officer of Borrower, and (ii) an updated Property schedule in a format reasonably approved by the Administrative Agent, which schedule shall detail, without limitation, all Properties acquired or sold, any Indebtedness incurred, and the NOI from all Properties;

(c)                                  Compliance Certificate. Simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate (the “Compliance Certificate”) in the form of Exhibit F of a Responsible Officer of Borrower, not individually but in his or her capacity as such officer, as the case may be: (i) stating that Borrower is in compliance with the applicable debt limitations and investment parameters and financial covenants set forth in Sections 10.08 through 10.11 and containing the calculations evidencing such compliance; (ii) stating that such officer is familiar with the terms and provisions of the Loan Documents and whether any Event of Default or, to its knowledge any Potential Default, exists on the date of such certificate and, if any Event of Default then exists, setting forth the details thereof and the action which Borrower, as applicable, are taking or proposes to take with respect thereto; and (iii) certifying that such financial statements fairly present the financial condition and the results of operations of Borrower, as the case may be, on the dates and for the periods indicated, on the basis of Generally Accepted Accounting Principles, subject, in the case of interim financial statements, to normally recurring yearend adjustments and absence of footnotes;

(d)                                 Tax Returns. At the request of Administrative Agent, as soon as available, copies of all Federal and state income tax returns required to be filed by Borrower;

(e)                                  Other Borrower Reporting. Simultaneously with delivery to the holders of any Equity Interests in the Borrower, copies of all other financial statements, appraisal reports, notices, and other material written matters at any time or from time to time prepared by Borrower and furnished to the holders of any Equity Interests in the Borrower, including, without limitation, any notice of default, notice of election or exercise of any rights or remedies under the Constituent Documents of Borrower.

(f)                                   Other Information. Such other information regarding the Borrowing Group, or their assets, financial condition and operations as may be reasonably requested by Administrative Agent.

9.02.                     Payment of Taxes. Each Loan Party and the Carveout Guarantor will pay (and will cause each Subsidiary to pay) and discharge all taxes, assessments, and governmental charges or levies imposed upon it, upon its income or profits, or upon any property belonging to it before delinquent, if such failure would have a Material Adverse Effect; provided, however, that no Loan Party, the Carveout Guarantor or Subsidiary shall be required to pay any such tax, assessment, charge, or levy if and so long as the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate reserves therefor have been established

9.03.                     Maintenance of Existence and Rights. Each Loan Party and the Carveout Guarantor will preserve and maintain its existence. Each Loan Party and the Carveout Guarantor shall further preserve and maintain (and will cause each Subsidiary to maintain) all of their respective rights, privileges, and franchises necessary in the normal conduct of their business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which would have a Material Adverse Effect.

9.04.                     Notice of Default. Borrower will furnish to Administrative Agent, promptly upon becoming aware of the existence of any condition or event which constitutes an Event of Default or a Potential Default, a written notice specifying the nature and period of existence thereof and the action which Borrower is taking or proposes to take with respect thereto.

9.05.                     Other Notices. Each Loan Party and the Carveout Guarantor will, promptly upon receipt of actual knowledge thereof, notify Administrative Agent of any of the following events that would reasonably be expected to result in a Material Adverse Effect: (a) any change in the financial condition or business of such Loan Party; (b) any default under any material agreement, contract, or other instrument to which such Loan Party is a party or by which any of its properties are bound, or any acceleration of the maturity of any material indebtedness owing by such Loan Party; (c) any uninsured claim against or affecting such Loan Party or any of their properties; (d) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any Governmental Authority affecting such Loan Party; (e) any Environmental Complaint or any claim, demand, action, event, condition, report or investigation indicating any potential or actual Environmental Liability, or the Release or threatened Release of any Hazardous Material into the environment; (f) the existence of any Environmental Lien on any Properties or assets of such Loan Party; (g) any material remedial action taken by any Loan Party in response to any Environmental Complaint of any Governmental Authority or any Environmental Liability; (h) the listing of any Loan Party’s Properties on CERCLIS to the extent that such Loan Party obtains knowledge of such listing, whether or not such listing would reasonably be expected to result in a Material Adverse Effect; or (i) any material change in any Loan Party’s method of accounting.

9.06.                     Compliance with Loan Documents and Constituent Documents. Unless otherwise approved in accordance with the terms of this Credit Agreement, each Loan Party and the Carveout Guarantor will promptly comply with any and all covenants and provisions of this Credit Agreement, the Notes, and all of the other Loan Documents executed by it.

9.07.                     Books and Records; Access. Each Loan Party will give any representative of Administrative Agent, upon two (2) days’ prior notice, access during all business hours to, and permit such representative to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of such Loan Party and relating to its affairs, and to inspect any of the properties of such Loan Party.

9.08.                     Compliance with Law. Borrower will comply with all rules, regulations, and all orders of any Governmental Authority, including without limitation, Environmental Laws and ERISA, except in each case for instances of non-compliance that would not have a Material Adverse Effect.

9.09.                     Insurance; Maintenance and Repair. Borrower will maintain (or cause its respective Subsidiaries to maintain) workers’ compensation insurance (if applicable), liability insurance, and insurance on its present and future properties, assets, and business against such casualties, risks, and contingencies, and in such types and amounts, as are consistent with customary practices and standards of the real estate industry and the failure of which to maintain could have a Material Adverse Effect. Borrower and its Subsidiaries shall maintain their present and future properties and assets in good condition and repair consistent with customary practices and standards of the real estate industry.

9.10.                     Authorizations and Approvals. Borrower will promptly obtain or cause to be obtained, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable each Loan Party and the Carveout Guarantor to comply in all material respects with their respective obligations hereunder, under the other Loan Documents, and their respective Constituent Documents.

9.11.                     Maintenance of Liens. Borrower shall perform all such acts and execute all such documents as Administrative Agent may reasonably request in order to enable Lenders to report, file and record every instrument that Administrative Agent may deem necessary in order to perfect and maintain Lenders’ liens and security interests in the Collateral and otherwise to preserve and protect the rights of Lenders.

9.12.                     Further Assurances. Borrower will make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and take any and all such other action, as Administrative Agent may, from time to time, reasonably deem necessary in connection with this Credit Agreement or any of the other Loan Documents, the obligations of each Loan Party hereunder or thereunder, or for better assuring and confirming unto Lenders all or any part of the security for any of such obligations anticipated herein.

10.                               NEGATIVE COVENANTS. So long as Lenders have any commitment to lend hereunder, and until payment and performance in full of the Obligation, Borrower agrees that, without the written consent of Administrative Agent, based upon the approval of Required Lenders (unless the approval of Administrative Agent alone or a different number of Lenders is expressly permitted below):

10.01.              Mergers; Dissolution. Neither Borrower nor any Loan Party, the Carveout Guarantor or Equity Subsidiary will merge or consolidate with or into any Person, unless Borrower or such Loan Party is the surviving entity. Borrower will not take any action to dissolve or terminate Borrower or any other Loan Party, the Carveout Guarantor or an Equity Subsidiary.

10.02.              Negative Pledge. Borrower will not create or suffer to exist any Lien upon the Collateral, other than (i) the Permitted Liens, and (ii) the first priority security interest in and upon the Collateral granted to the Administrative Agent, on behalf of the Lenders. Borrower will not suffer to create or suffer to exist any Lien on any Property owned by an Equity Subsidiary other than (a) Liens existing as of the date hereof, (b) Liens securing Indebtedness permitted to be incurred by such Equity Subsidiary pursuant to Section 10.08 below, and (c) Permitted Liens.

10.03.              Fiscal Year and Accounting Method. Borrower will not change its fiscal year without the sole consent of Administrative Agent.

10.04.              Material Agreements. Without the prior written consent of Administrative Agent, the Loan Parties will not terminate, or modify any of the material terms or provisions of, any Material Agreement.

10.05.              ERISA Compliance. Borrower shall not establish or maintain any Plan.

10.06.              Environmental Matters. Except for such conditions as are in or will promptly be brought into compliance with relevant Environmental Laws or otherwise would not reasonably be expected to result in a Material Adverse Effect, Borrower: (a) shall not cause any Hazardous Material to be generated, placed, held, managed, located or disposed of on, under or at, or transported to or from, any Property of Borrower or any Subsidiary in material violation of Environmental Law; and (b) shall not permit any such Property to ever be used as a dump site or storage site (whether permanent or temporary) for any Hazardous Material in material violation of Environmental Law.

10.07.              Limitations on Restricted Payments. Borrower shall not declare or pay any Restricted Payments if: (i) any Event of Default is then continuing; or (ii) a Potential Default would result from such Restricted Payment.

10.08.              Limitations on Debt and Investments.

(a)                                 The Borrower shall not allow Leverage Ratio, tested as of the end of each calendar quarter, to exceed 65%.

(b)                                 The Borrower shall not directly or indirectly make any Investment other than Permitted Investments.

(c)                                  Neither Borrower nor any other Loan Party shall incur, any Indebtedness other than (i) the Obligation of the Loan Parties under this Credit Agreement and the other Loan Documents, (ii) the refinancing of existing Indebtedness and new Indebtedness incurred by any Subsidiary (including increases in amounts equal to currently unfunded commitments of any such existing Indebtedness) secured by Properties, provided (A) the aggregate recourse provided by the Loan Parties (excluding any recourse provided under the Loan Documents) in connection with all such Indebtedness shall not exceed Fifteen Million Dollars, and (B) Indebtedness incurred by any Equity Subsidiary shall not exceed the outstanding principal balance of any existing Indebtedness of such Equity Subsidiary being refinanced, (iii) other unsecured trade indebtedness incurred by a Subsidiary in the ordinary course of business, (iv) Indebtedness arising under Swap Contracts not otherwise prohibited hereunder, and (v) Indebtedness in respect of capital leases and purchase money obligations;

(d)                                 The aggregate Indebtedness of the Borrowing Group which is secured by more than one Property shall not exceed fifteen percent (15%) of Gross Asset Value.

10.09.              Tangible Net Worth. Borrower shall at all times maintain a minimum Tangible Net Worth of at least One Hundred Fifty Million Dollars ($150,000,000.00){TO BE CONFIRMED—85% OF CLOSING TNW}, as measured at the end of each calendar quarter.

10.10.              Debt Yield. Borrower shall maintain a minimum ratio of NOI to Total Indebtedness of the Borrowing Group of at least 9.5%, as measured at the end of each calendar quarter; for the purposes of this definition NOI shall be calculated by annualizing in a manner acceptable to Administrative Agent NOI for Properties owned for less than twelve months, and excluding NOI from Properties sold during such twelve month period.

10.11.              Debt Service Coverage Ratio. Borrower shall maintain a Debt Service Coverage Ratio, tested as of the close of each fiscal quarter, of at least 1.60 to 1.0 as of each quarter end.

10.12.              Limitation on Disposition of Property. Borrower shall not dispose of, transfer or pledge in any way any of its Property, whether now owned or hereafter acquired, or, in the case of any Equity Subsidiary, pledge any Equity Interests to any Person, except, so long as no Event of Default shall exist, for:

(a)                                 the disposition of obsolete or worn out property in the ordinary course of business; and

(b)                                 the disposition of any Property; provided that (i) such disposition is at fair market value, as reasonably determined by the Borrower, (ii) such disposition shall not result in a

Material Adverse Effect, (iii) at the time of such Disposition, the Borrower shall remain in pro forma compliance with the covenants contained in Sections 10.08 through 10.11 after giving effect to such disposition and no Event of Default shall have occurred and be continuing at such time or after giving effect to such disposition and any paydown of indebtedness, provided that in the event any such disposition, when aggregated with all other dispositions consummated within the pending and prior three calendar quarters, shall result in an aggregate of in excess of fifteen percent (15%) of the Borrower’s Tangible Net Worth having been so disposed, the Borrower shall, connection with such sale, deliver a certificate of a Responsible Officer to the Administrative Agent, which shall include (x) a computation demonstrating pro forma compliance with the covenants contained in Sections 10.08 through 10.11 after giving effect to such disposition and any paydown of indebtedness, in connection with such sale, (y) a certification that no Event of Default shall have occurred and be continuing at such time or after giving effect to such disposition.

Provided further that upon the request of the Administrative Agent while any Event of Default is existing, the Borrower will take such action as the Administrative Agent may request to finance or refinance the Properties, with the excess proceeds of any such financing or refinancing being utilized to repay the Obligations.

11.                               EVENTS OF DEFAULT.

11.01.              Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing:

(a)                                 Borrower shall fail to pay when due: (i) any principal of the Obligation; or (ii) any interest on the Obligation or any regularly scheduled fee required hereunder, and such failure under this clause (ii) shall continue for five (5) Business Days thereafter (except for the failure to pay the Obligation in full on the Maturity Date for which no notice shall be required); or (iii) any expense, or other payment due under the Loan Documents, and such failure under this clause (iii) shall continue for five (5) Business Days after written notice from the Administrative Agent (except for the failure to pay the Obligation in full on the Maturity Date for which no notice shall be required)

(b)                                 any representation or warranty made by any Loan Party or the Carveout Guarantor under this Credit Agreement, or any of the other Loan Documents, or in any certificate or statement furnished or made to Lenders or any of them by Borrower pursuant hereto or in connection herewith or with the Loans, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made and the adverse effect of the failure of such representation or warranty shall not, if curable, have been cured within thirty (30) days after written notice thereof is delivered to Borrower by Administrative Agent;

(c)                                  default shall occur in the performance of any of the covenants or agreements contained herein (other than the covenants contained in Section 5.01, or Section 10) or of the covenants or agreements of any Loan Party or the Carveout Guarantor contained in any other Loan Documents executed by such Person, and such default shall continue uncured to the satisfaction of Administrative Agent for a period of thirty (30) days after written notice thereof has been given by Administrative Agent to Borrower (provided that such thirty (30) day cure period shall not apply respecting covenants of Borrower relating to notices to be given by such Borrower, but a three (3) day grace period shall apply), and in the case of a default that cannot be cured within such thirty (30) day period despite the Borrower’s diligent efforts but is susceptible of being cured within ninety (90) days of Borrower’s receipt of Administrative Agent’s original notice, then the Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of ninety (90) days from Borrower’s receipt of Administrative Agent’s original notice;

(d)                                 default shall occur in the performance of the covenants or agreements of Borrower contained in Section 5.01 or Section 10;

(e)                                  any of the Loan Documents executed by any Loan Party or the Carveout Guarantor shall cease, in whole or in material part, to be legal, valid, binding agreements enforceable against such Loan Party or the Carveout Guarantor in accordance with the terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective liens, security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby;

(f)                                   any Loan Party or Subsidiary shall fail to pay when due (including, without limitation, at maturity), and after giving effect to any applicable period of notice and grace, any Indebtedness in aggregate principal amount greater than $10,000,000.00, or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing such Indebtedness which would entitle the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

(g)                                  any Loan Party or the Carveout Guarantor or Subsidiary shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take partnership, limited liability company, or corporate or trust action for the purpose of effecting any of the foregoing;

(h)                                 an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of any Loan Party or the Carveout Guarantor or Subsidiary, or appointing a receiver, custodian, trustee, intervenor, or liquidator of any Loan Party or the Carveout Guarantor or Subsidiary), or of all or substantially all of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of ninety (90) days;

(i)                                     any (i) unpaid final judgments or orders for the payment of money against any Loan Party or Subsidiary in an aggregate amount (as to all such judgments or orders) exceeding $2,500,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) non-monetary final judgments against any Loan Party or Subsidiary that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(j)                                    any Change of Control shall occur;

(k)                                 The termination of Hamilton as advisor or property manager for any of the Borrowing Group;

(1)                                 the issuance to Borrower or any Equity Subsidiary of any administrative order by any Governmental Authority under any Environmental Law, or the issuance to Borrower or any Equity Subsidiary of any injunctive order by any court under any Environmental law, which, in Administrative Agent’s reasonable judgment, will result in a Material Adverse Effect.

11.02.              Remedies Upon Event of Default. If an Event of Default shall have occurred and be continuing, then Administrative Agent may, and, upon the direction of the Required Lenders, shall: (a) suspend the Commitments of Lenders and any obligation of the Letter of Credit Issuer to make L/C Credit Extensions until such Event of Default is cured; (b) terminate the Commitment of Lenders and any obligation of the Letter of Credit Issuer to make L/C Credit Extensions hereunder; (c) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable ( including the liability to fund the Letter of Credit Liability hereunder), whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind all of which each Loan Party hereby expressly waives, anything contained herein or in any other Loan Document to the contrary notwithstanding; (d) require that each Borrower Cash Collateralize its respective Letter of Credit Liability (in an amount equal to the then outstanding amount thereof) or (e) without notice of default or demand, pursue and enforce any of Administrative Agent’s or Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable law or agreement; provided, however, that if any Event of Default specified in Section 11.01(f) or Section 11.01(g) hereof shall occur, the obligation of each Lender to make Loans and any obligation of the Letter of Credit Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of Borrower to Cash Collateralize the Letter of Credit Liability as aforesaid shall automatically become effective, in each case, without further act of Administrative Agent or any Lender, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each Loan Party hereby expressly waives.

11.03.              Performance by Administrative Agent. Should any Loan Party fail to perform any covenant, duty, or agreement contained herein or in any of the Loan Documents, and such failure continues beyond any applicable cure period, Administrative Agent may, but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person. In such event, each Loan Party shall, at the request of Administrative Agent promptly pay any amount expended by Administrative Agent in such performance or attempted performance to Administrative Agent at Administrative Agent’s Office, together with interest thereon at the Default Rate from the date of such request until paid. Notwithstanding the foregoing, it is expressly understood that neither Administrative Agent nor Lenders assume any liability or responsibility for the performance of any duties of any Loan Party, or any related Person hereunder or under any of the Loan Documents or other control over the management and affairs of any Loan Party, or any related Person, nor by any such action shall Administrative Agent or Lenders be deemed to create a partnership arrangement with any Loan Party or any related Person.

11.04.              Application of Funds. After the exercise of remedies provided for in Section 11.02 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Liability has automatically been required to be Cash Collateralized as set forth in the proviso to Section 11.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.14, be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Section 4) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Letter of Credit Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the Letter of Credit Issuer and amounts payable under Section 4), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the Letter of Credit Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the Letter of Credit Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Administrative Agent for the account of the Letter of Credit Issuer, to Cash Collateralize that portion of the Letter of Credit Liability comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by Borrower pursuant to Sections 2.09 and Error! Reference source not found.; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Sections 2.08(c) and 2.13, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

12.                               ADMINISTRATIVE AGENT.

12.01.              Appointment and Authority. Each of the Lenders and the Letter of Credit Issuer hereby irrevocably appoints KeyBank to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 12 are solely for the benefit of Administrative Agent, the Lenders, and the Letter of Credit Issuer, and no Loan Party or the Carveout Guarantor shall have rights as a third party beneficiary of any of such provisions.

12.02.              Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

12.03.              Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their respective Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it: (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.02 and 13.01); or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default (except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders) unless and until notice describing the same is given to Administrative Agent by Borrower or a Lender or the Letter of Credit issuer.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default; (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document; or (v) the satisfaction of any condition set forth in Section 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

12.04.              Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Letter of Credit Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or the Letter of Credit Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or the Letter of Credit Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.05.              Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

12.06.              Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and the Loan Parties. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Letter of Credit Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if Administrative Agent shall notify the Loan Parties and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and: (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of Lenders or the Letter of Credit Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed); and (b) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Loan Parties to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Loan Parties and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 13.06 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

12.07.              Registration of Letter of Credit Issuer. The Letter of Credit Issuer may resign at any time, and any resignation by KeyBank as Administrative Agent hereunder shall also constitute its resignation as Letter of Credit Issuer In the event of any such resignation, Lenders shall appoint from among the Lenders a successor Letter of Credit Issuer hereunder (subject, except when an Event of Default exists, to the consent of Borrower, not to be unreasonably withheld); provided, however, that no failure by Lenders to appoint any such successor shall affect the resignation of KeyBank as Letter of Credit Issuer. If KeyBank resigns as Letter of Credit Issuer, it shall retain all the rights and obligations of the Letter of Credit Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Letter of Credit Issuer and all Letter of Credit Liability with respect thereto (including the right to require the Lenders to fund payment of any amount drawn under a Letter of Credit issued by KeyBank as Letter of Credit Issuer pursuant to Section 2.08(c)(i)). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder: (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer; (b) the retiring Letter of Credit Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents; and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

12.08.              Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Letter of Credit Issuer acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender and the Letter of Credit Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

12.09.              No Other Duties, Etc. . Anything herein to the contrary notwithstanding, none of the Arrangers or Book Manager listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or the Letter of Credit Issuer hereunder.

12.10.              Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party or the Carveout Guarantor, Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Liability and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Letter of Credit Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Letter of Credit Issuer and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, Letter of Credit Issuer and Administrative Agent under Section 2.11 and otherwise hereunder) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)                                  any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the letter of Credit Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and the Letter of Credit Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Letter of Credit Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligation or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

12.11.              Collateral Matters. Lenders and the Letter of Credit Issuer irrevocably authorize Administrative Agent, at its option and in its discretion to release any Lien on any property granted to or held by Administrative Agent under any Loan Document: (a) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit prior to draws thereon; or (b) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document. Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release its interest in particular types or items of property pursuant to this Section 12.11.

13.                               MISCELLANEOUS.

13.01.              Amendments. Neither this Credit Agreement nor any other Loan Document, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by Required Lenders or Administrative Agent (based upon the approval of Required Lenders), on the one hand, and Borrower on the other hand; provided, that, if this Credit Agreement or any other Loan Document specifically provides that the terms thereof may be amended, waived, discharged or terminated with the approval of Administrative Agent, acting alone, or all Lenders, then such amendment, waiver, discharge or termination must be signed by Administrative Agent or all Lenders, as applicable, on the one hand, and Borrower on the other hand; provided further, that no such amendment, waiver, discharge, or termination shall, without the consent of:

(a)                                 each Lender affected thereby:

(i)                                     reduce or increase the amount or alter the term of the Commitment of such Lender (or reinstate any Commitment terminated pursuant to Section 11.02), or alter the provisions relating to any fees (or any other payment (other than a waiver of the obligation to pay default interest)) payable to such Lender;

(ii)                                  extend the time for payment for the principal of or interest on the Obligation, or fees or costs, or reduce the principal amount of the Obligation (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligation (other than as a result of waiving the applicability of the Default Rate), or otherwise affect the terms of payment of the principal of or any interest on the Obligation or fees or costs hereunder (other than a waiver of the obligation to pay default interest); or

(iii)                               release any liens granted under the Collateral Documents, except as otherwise contemplated herein or therein; and

(b)                                 all Lenders:

(i)                                     change the percentages specified in the definition of Required Lenders or any other provision hereof specifying the number or percentage of Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(ii)                                  consent to the assignment or transfer by Borrower of any of its rights and obligations under (or in respect of) the Loan Documents; or

(iii)                               amend the terms of this Section 13.01.

Notwithstanding the above: (A) no provisions of Section 12 may be amended or modified without the consent of Administrative Agent; (B) no provisions of Section 2.08 may be amended or modified without the consent of the Letter of Credit Issuer; and (C) Sections 9 and 10 specify the requirements for waivers of the affirmative covenants and negative covenants listed therein, and any amendment to any provision of Section 9 or 10 shall require the consent of the Lenders that are specified therein as required for a waiver thereof.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender; and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above and in Section 10: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein; and (2) the Required Lenders may consent to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding. Administrative Agent may, after consultation with Borrower, agree to the modification of any term of this Credit Agreement or any other Loan Document to correct any printing, stenographic or clerical errors or omissions that are inconsistent with the terms hereof.

If Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by Administrative Agent, as the case may be, such Lender shall be deemed to have given its consent to the request.

13.02.              Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Letter of Credit Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held therein and other obligations (in whatever currency) at any time owing by such Lender, the Letter of Credit Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender or the Letter of Credit Issuer, irrespective of whether or not such Lender or the Letter of Credit Issuer shall have made any demand under this Credit Agreement or any other Loan

Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Letter of Credit Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff: (a) all amounts so set off shall promptly be paid over to Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders; and (b) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Letter of Credit Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Letter of Credit Issuer or their respective Affiliates may have. Each Lender and the Letter of Credit Issuer agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

13.03.              Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in the Letter of Credit Liability resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall:

(a)                                 notify Administrative Agent of such fact; and

(b)                                 purchase (for cash at face value) participations in the Loans and subparticipations in the Letter of Credit Liability of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to: (x) any payment made by or on behalf of such Loan Party pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender); (y) the application of Cash Collateral provided for in Section 2.13; or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in the Letter of Credit Liability to any assignee or participant, other than an assignment to Borrower (as to which the provisions of this Section shall apply).

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

13.04.              Payments Set Aside. To the extent that Borrower makes a payment to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

13.05.              Waiver. No failure to exercise, and no delay in exercising, on the part of Administrative Agent or Lenders, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right. The rights of Administrative Agent and Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Credit Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. Subject to the terms of this Credit Agreement, including Section 13.01, Administrative Agent acting on behalf of all Lenders (pursuant to the terms hereof), and Borrower may from time to time enter into agreements amending or changing any provision of this Credit Agreement or the rights of Lenders or Borrower hereunder, or may grant waivers or consents to a departure from the due performance of the obligations of Borrower hereunder, any such agreement, waiver or consent made with such written consent of Administrative Agent being effective to bind all Lenders.

13.06.              Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses. Borrower shall pay: (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable out-of-pocket expenses incurred by the Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (iii) all out-of-pocket expenses incurred by Administrative Agent, any Lender or the Letter of Credit Issuer (including the fees, charges and disbursements of any counsel for Administrative Agent, any Lender or the Letter of Credit Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section; or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by Borrower. Borrower shall indemnify Administrative Agent (and any sub-agent thereof), each Lender and the Letter of Credit Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of any suit, action or proceeding relating to: (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Loan Documents; (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit; (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses: (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; (B) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) are Excluded Taxes.

(c)                                  Reimbursement by Lenders. To the extent that Borrower for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to Administrative Agent (or any sub-agent thereof), the Letter of Credit Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), the Letter of Credit Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) of the Letter of Credit Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or Letter of Credit Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are several.

(d)                                 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)                                   Survival. The agreements in this Section shall survive the resignation of Administrative Agent, the Letter of Credit Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligation.

13.07.   Notices.

(a)                                 Notices Generally. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     If to any Loan Party or Administrative Agent, at its notice address and numbers set forth on Schedule 13.07 attached hereto. If to any Lender, in care of Administrative Agent, at its notice address and numbers set forth on Schedule 13.07 attached hereto (as such Schedule may be revised when and if Lenders are added or deleted). Each Lender agrees to provide to Administrative Agent a written notice stating such Lender’s address, facsimile number, telephone number, and the name of a contact person, and Administrative Agent may rely on such written notice unless and until a Lender provides Administrative Agent with a written notice designating a different address, facsimile number, telephone number or contact person.

(ii)                                  Any party may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 13.07. With respect to any notice received by Administrative Agent from any Loan Party not otherwise addressed herein, Administrative Agent shall notify Lenders promptly of the receipt of such notice, and shall provide copies thereof to Lenders. When determining the prior days notice required for any Request for Credit Extension or other notice to be provided by a Loan Party hereunder, the day the notice is delivered to Administrative Agent (or such other applicable Person) shall not be counted, but the day of the related Credit Extension or other relevant action shall be counted.

(b)                                 Effectiveness of Delivery. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices sent via telephone, shall be deemed to have been given on the day and at the time reciprocal communication (i.e., direct communication between two or more persons, which shall not include voice mail messages) with one of the individuals designated to receive notice occurs during a call to the telephone number or numbers indicated for such party. Notices delivered through electronic communications to the extent provided in subsection (c) below, shall be effective as provided in such subsection (c).

(c)                                  Electronic Communications. Notices and other communications to Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any

Lender or the Letter of Credit Issuer pursuant to Section 2 if such Lender or the Letter of Credit Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

13.08.              Governing Law.  The laws of the Commonwealth of Massachusetts shall govern the validity, construction, enforcement and interpretation of this Credit Agreement and all of the other Loan Documents.

13.09.              Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury.

(a)                                 CHOICE OF FORUM, ETC. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS SITTING IN THE CITY OF BOSTON AND THE UNITED STATES DISTRICT COURT LOCATED IN THE CITY OF BOSTON, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR THE LETTER OF CREDIT ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b)                                 WAIVER OF VENUE. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 13.09(a). EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)                                  SERVICE OF PROCESS. EACH LOAN PARTY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.07. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT

OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(d)                                 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.10.              Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

13.11.              Successors and Assigns.

(a)                                 Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except: (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 13.11; (ii) by way of participation in accordance with the provisions of clause (e) of this Section 13.11; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (g) of this Section 13.11 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (e) of this Section 13.11, and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)                                 Assignments by Lenders. Any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this clause (b), participations in Letter of Credit Liability) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subclause (A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 (and shall be in an integral multiple of $500,000), and, after giving effect to such assignment, no Lender shall hold a Commitment of less than $5,000,000 (unless such Lender no longer holds any Commitment); provided, however that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Assignee (or to an Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)                                  Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned.

(iii)                               Required Consents. The consent of: (A) Borrower shall be required (such consent not to be unreasonably withheld or delayed) unless: (1) an Event of Default has occurred and is continuing at the time of such assignment; or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; (B) Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and (C) the Letter of Credit Issuer (such consent not to be unreasonably withheld of delayed) shall be required for any assignment that increases the obligation of the Assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)                              Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an administrative questionnaire.

(v)                                 No Assignment to Certain Persons. No such assignment shall be made: (A) to a Loan Party or any Affiliate or Subsidiary of any Loan Party; (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B); or (C) to a natural person.

(vi)                              Borrower Requested Assignments. Each assignment made as a result of a demand by Borrower under Section 13.12 hereof shall be arranged by Borrower after consultation with Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Credit Agreement or an assignment of a portion of such rights and obligations made concurrently with another assignment or assignments that together constitute an assignment of all of the rights and obligations of the assigning Lender.

(vii)                           Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

(c)                                  Effect of Assignment. Subject to acceptance and recording thereof by Administrative Agent pursuant to clause (d) of this Section 13.11, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits and obligations of Sections 4.01, 4.04, 4.05 and 13.06 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver a Note to the Assignee Lender, and the applicable existing Note or Notes shall be returned to the Borrower. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (e) of this Section.

(d)                                 Register. Administrative Agent, acting solely for this purpose as an agent of the Loan Parties (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Letters of Credit Liability owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and each Loan Party, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. In addition, Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Loan Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Participations. Any Lender may at any time, without the consent of, or notice to, any Loan Party or Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, or any Loan Party or any Affiliate or Subsidiary thereof) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Liability) owing to it); provided that: (i) such Lender’s obligations under this Credit Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) each Loan Party, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 13.01(a), Section 13.01(b)(i) or Section 13.01(b)(ii) that directly affects such Participant. Subject to clause (f) of this Section 13.11, Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.04, 4.05 and 13.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.11. To the extent permitted by law, each Participant also shall be entitled to the benefits of the right of setoff under applicable law as though it were a Lender, provided such Participant agrees to be subject to Sections 13.02 and 13.03 as though it were a Lender.

(f)                                   Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.01, 4.04 or 4.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 4.01(e) as though it were a Lender.

(g)                                  Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)                                 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.12.              Replacement of Lender. If any Lender requests compensation under Section 4.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, or if any Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.11), all of its interests, rights and obligations under this Credit Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 Borrower shall have paid to Administrative Agent a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 4.04 or payments required to be made pursuant to Section 4.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                                 such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

13.13.              Maximum Interest.  Regardless of any provision contained in any of the Loan Documents, Lenders shall never be entitled to receive, collect or apply as interest on the Obligation any amount in excess of the Maximum Rate, and, in the event that Lenders ever receive, collect or apply as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligation is paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, each Loan Party and Lenders shall, to the maximum extent permitted under applicable law: (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Obligation so that the interest rate does not exceed the Maximum Rate; provided that, if the Obligation is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, Lenders shall refund to the Borrower the amount of such excess or credit the amount of such excess against the principal amount of the Obligation and, in such event, Lenders shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date.

13.14.              Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

13.15.              Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Potential Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letters of Credit shall remain outstanding.

13.16.              Confidentiality. Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its and its Affiliates’ respective partners, directors, officers, employees, representatives, advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to: (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Credit Agreement that has agreed to keep the Information confidential; or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower that has agreed to keep the Information confidential; (g) with the consent of the applicable Loan Party; (h) to the extent such Information: (x) becomes publicly available other than as a result of a breach of this Section; or (y) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than a Loan Party; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Person; provided that, in the case of information received from any Loan Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

13.17.              USA Patriot Act Notice. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Patriot Act.

13.18.              No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Credit Agreement provided by Administrative Agent and the Arranger, are arm’s-length commercial transactions between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and Administrative Agent and the Arranger, on the other hand; (ii) Borrower and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; and (iii) Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any other Loan Party or any of their respective Affiliates, or any other Person; and (ii) neither Administrative Agent nor the Arranger has any obligation to Borrower or any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower or any other Loan Party and their respective Affiliates, and neither Administrative Agent nor the Arranger has any obligation to disclose any of such interests to Borrower or any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, Borrower and each other Loan Party hereby waives and releases any claims that it may have against Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

13.19.              Counterparts; Integration; Effectiveness. This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.01, this Credit Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGES FOLLOW.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

BORROWER:

NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP, a Massachusetts limited partnership

By: NEWREAL, INC., a Massachusetts corporation, its general partner

By:	/s/ Ronald Brown
Name:	Ronald Brown
Title:	President

Signature Page to

Credit Agreement

ADMINISTRATIVE AGENT:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent and a Lender,

By:	/s/ Matthew Purtell
Name:	Matthew Purtell
Title:	Senior Banker

Signature Page to

Credit Agreement

Schedule 1.01

LENDER COMMITMENTS

Lenders	Commitments

KeyBank National Association	$25,000,000.00

Schedule 5.01

EQUITY SUBSIDIARIES

Boylston Downtown Limited Partnership

Clovelly Apartments Limited Partnership

Commonwealth 1137 Limited Partnership

Commonwealth 1144 Limited Partnership

Executive Apartments Limited Partnership

Linhart Limited Partnership

North Beacon 140 Limited Partnership

Olde English Apartments Limited Partnership

Redwood Hills Limited Partnership

River Drive Limited Partnership

Westgate Apartments, LLC

Highland 38 Limited Partnership

Hamilton WRF 659, LLC

WCB Associates, LLC

Hamilton Oaks Associates, LLC

NERA Dean Street Associates, LLC

School Street 9, LLC

Westgate Apartments Burlington, LLC

Hamilton Linewt Associates, LLC

Hamilton Cypress, LLC (formerly Brookline Barn Associates, LLC)

Hamilton Green Apartments, LLC

Hamilton 1025, LLC

Hamilton Minuteman, LLC

Schedule 8.06

SUBSIDIARIES

SEE ORGANIZATION CHARTS PROVIDED TO ADMINISTRATIVE AGENT

Schedule 13.07

ADDRESSES FOR NOTICE

If to a Loan Party:		If to Administrative Agent:

c/o The Hamilton Company		KeyBank National Association
39 Brighton Avenue		225 Franklin Street
Boston, Massachusetts		Boston, Massachusetts
Attention:	Carl Valeri	Attention:	Matthew Purtell
Telephone:	(617) 850-7213	Telephone:	(617) 385-6248
Email:	cvaleri@thehamiltoncompany.com	Fax No.:	(617)385-6291
		Email:	matthew_w_purtell@keybank.com

With a copy to:		With a copy to:

Saul Ewing LLP
131 Dartmouth Street		Riemer & Braunstein LLP
Boston, Massachusetts		Three Center Plaza, 6th Floor
Attention:	Sally Michael, Esq.	Boston, Massachusetts 02108
Telephone:	(617) 912-0920	Attention:	Kevin J. Lyons, Esquire
Email:	smichael@saul.com	Phone:	(617) 880.3433
		Fax:	(617) 692-3433
		E-mail:	klyons@riemerlaw.com

EXHIBIT A

to Credit Agreement

by and among

NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP,

and

KeyBank National Association, as Administrative Agent

Organizational Chart

NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP

ORGANIZATIONAL CHART

EXHIBIT B

to Credit Agreement

by and among

NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP,

and

KeyBank National Association, as Administrative Agent

NOTE

$	, 2014

1.                                      FOR VALUE RECEIVED, NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP (“Maker”), hereby unconditionally promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (“Payee”), at the principal office of KeyBank National Association, as Administrative Agent (“Administrative Agent”) for each of the Lenders under the Credit Agreement referred to below, or such other office as Administrative Agent designates, the principal sum of TWENTY FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00), or, if less, the unpaid principal amount of the Loans, together with accrued interest thereon, in lawful money of the United States of America. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

2.                                    The unpaid principal amount of this promissory note (this “Note”) shall be payable in accordance with the terms of Sections 3.02, 3.04, and 13.13 of the Credit Agreement.

3.                                      The unpaid principal amount of this Note shall bear interest from the date of borrowing until maturity in accordance with Sections 2.06 and 13.13 of the Credit Agreement. Interest on this Note shall be payable in accordance with Sections 3.03, 3.04, and 13.13 of the Credit Agreement.

4.                                      All Borrowings and continuations of LIBOR Rate Loans hereunder, and all payments made with respect thereto, may be recorded by Payee by such method as Payee may generally employ; provided, however, that failure to make any such entry shall in no way reduce or diminish Maker’s obligations hereunder.

5.                                      This Note has been executed and delivered pursuant to that certain Credit Agreement (as amended, modified, supplemented, or restated from time to time, the “Credit Agreement”), dated as of July [             ], 2014, by and among Maker, as Borrower thereunder, Administrative Agent, and Lenders, and is one of the “Notes” referred to therein. This Note evidences Loans made under the Credit Agreement, and the holder of this Note shall be entitled to the benefits provided in the Credit Agreement. Reference is hereby made to the Credit Agreement for a statement of: (a) the obligation of Payee to make advances hereunder; (b) the prepayment rights and obligations of Maker; (c) the collateral for the repayment of this Note; and (d) the events upon which the maturity of this Note may be accelerated. Maker may borrow, repay and reborrow hereunder upon the terms and conditions specified in the Credit Agreement.

6.                                      If this Note, or any installment or payment due hereunder, is not paid when due, whether at maturity or by acceleration, or if it is collected through a bankruptcy, probate or other court, whether before or after maturity, the Maker, jointly and severally, agrees to pay all reasonable out-of-pocket costs of collection, including, but not limited to, attorneys’ fees incurred by the holder hereof and costs of appeal as provided in the Credit Agreement. All past due principal of, and, to the extent permitted by applicable law, past due interest on, this Note shall bear interest until paid at the Default Rate as provided in the Credit Agreement.

7.                                      The Maker and all sureties, endorsers, guarantors and other parties ever liable for payment of any sums payable pursuant to the terms of this Note, jointly and severally waive demand, presentment for payment, protest, notice of protest, notice of acceleration, notice of intent to accelerate, diligence in collection, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payment, or any releases or substitutions of any security, or any delay, indulgence, or other act of any trustee or any holder hereof, whether before or after maturity.

8.                                      The laws of the Commonwealth of Massachusetts shall govern the validity, construction, enforcement and interpretation of this Note.

BORROWER:

NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP, a Massachusetts limited partnership

By:	NewReal, Inc., a Massachusetts corporation, its general partner

By:
Name:
Title:

EXHIBIT C

to Credit Agreement

by and among

NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP

and

KeyBank National Association, as Administrative Agent

LOAN NOTICE

                 , 2014

KeyBank National Association

as Administrative Agent

225 Franklin Street, 18th Floor

Boston, MA 02110

Attention: Matthew Purtell

Telephone: (617) 385-6248

E-Mail: matthew_purtell @keybank.com

Ladies and Gentlemen:

This Loan Notice is executed and delivered by NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP, a Massachusetts limited partnership (“Borrower”) to KEYBANK NATIONAL ASSOCIATION, as administrative agent (“Administrative Agent”), pursuant to Section 2.03 of that certain Credit Agreement (as amended, modified, supplemented, or restated from time to time, the “Credit Agreement”) dated as of July [ ], 2014, entered into by and among Borrower, Administrative Agent, and the Lenders. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Check one of the following:

1.                                      Borrower hereby request[s] (check one box only):

A Borrowing                              A conversion or continuation of Loans

(a)                                 On                             (a Business Day)

(b)                                 In the amount of $

(c)                                  Comprising:                              [Type of Loan requested]

(d)                                 For a LIBOR Rate Loan: with an Interest Period of         months

2.                                      In connection with the [Borrowing] [continuation] [conversion] requested herein, Borrower hereby represents, warrants, and certifies to Administrative Agent for the benefit of Lenders that:

(a)                                 On and as of the date of the [Borrowing] [continuation] [conversion] requested herein, each representation and warranty made by Borrower in Section 8 of the Credit Agreement will be true and correct both immediately before such [Borrowing] [continuation] [conversion] and after giving effect to such [Borrowing] [continuation] [conversion], with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties specifically refer to any earlier date, in which case they shall be true and correct as of such earlier date and except that for the purposes of this Loan Notice, the representations and warranties contained in Section 8.08 shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 9.01);

(b)                                 No Event of Default or Potential Default exists and is continuing on and as of such date;

(c)                                  Following the requested [Borrowing] [continuation] [conversion], the Principal Obligation will be $                       plus accrued, unpaid interest;

(d)                                 After giving effect to such [Borrowing] [continuation] [conversion], the Principal Obligation on and as of such date will not exceed the Maximum Commitment on and as of such date.

3.                                      Following are Borrower’s instructions for distribution of loan proceeds (appropriate wire instructions, etc.):

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGE(S) FOLLOW.

This Loan Notice is executed on                 , 20  . Borrower hereby certifies each and every matter contained herein to be true and correct.

BORROWER:

NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP, a Massachusetts limited partnership

By:	NewReal, Inc., a Massachusetts corporation its general partner

By:
Name:
Title:

Signature Page to

Loan Notice

EXHIBIT D

to Credit Agreement

by and among

NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP

and

KeyBank National Association, as Administrative Agent

[FORM OF] REQUEST FOR LETTER OF CREDIT

[       ], 20

KeyBank National Association,

as Administrative Agent

225 Franklin Street, 18th Floor

Boston, MA 02110

Attention: Matthew Purtell

Telephone: (617) 385-6248

E-Mail: matthew_purtell @keybank.com

Ladies and Gentlemen:

This Request for Letter of Credit is executed and delivered by NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP, a Massachusetts limited partnership (“Applicant”), to KEYBANK NATIONAL ASSOCIATION (“Administrative Agent”), pursuant to Section 2.08 of that certain Credit Agreement (as amended, modified, supplemented, or restated from time to time, the “Credit Agreement”) dated as of July  , 2014, entered into by and among Applicant, as Borrowers, Administrative Agent, and certain lenders party thereto (“Lenders”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement. Applicant has contemporaneously executed and delivered to Administrative Agent for the Letter of Credit Issuer a Letter of Credit Application dated                    , 20   . In the event of a conflict between the terms of the Credit Agreement and said Letter of Credit Application, the terms of the Credit Agreement will control.

1.                                      Applicant hereby requests that the Letter of Credit Issuer issue a Letter of Credit as follows:

Issuance Date:	[a Business Day]
Stated Amount:	$
Beneficiary Name
and Address:

Expiry Date:

2.                                      In connection with the issuance of the Letter of Credit requested herein, Applicant hereby represents, warrants, and certifies (as applicable) to Administrative Agent for the benefit of Lenders and the Letter of Credit Issuer that:

(a)                                 On and as of the date of the issuance of the Letter of Credit requested herein, each representation and warranty made by the Borrower in Section 8 of the Credit

1

Agreement is and will be true and correct in all material respects both immediately before and, after giving effect to such issuance of the Letter of Credit, after, the date of such issuance of the Letter of Credit with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties specifically refer to any earlier date, in which case they shall be true and correct in all material respects as of such earlier date and except that for the purposes of this Request for Letter of Credit, the representations and warranties contained in Section 8.06 shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 9.01);

(b)                                 No Event of Default or Potential Default exists and is continuing on and as of the date of the issuance of the Letter of Credit requested herein, or will result therefrom;

(c)                                  Following the issuance of the requested Letter of Credit, the Letter of Credit Liability will be $                       ; and

(d)                                 After giving effect to the issuance of the requested Letter of Credit, the Principal Obligation on and as of such date will not exceed the Maximum Commitment on and as of such date.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGE(S) FOLLOW.

2

This Request for Letter of Credit is executed on              , 20   . The undersigned hereby certifies each and every matter contained herein to be true and correct.

APPLICANT:

NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP, a Massachusetts limited partnership

By:	NewReal, Inc., a Massachusetts corporation, its general partner

By:
Name:
Title:

EXHIBIT E

to Credit Agreement

by and among

NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP

and

KeyBank National Association, as Administrative Agent

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [ASSIGNOR] (the “Assignor”) and [ASSIGNEE] (the “Assignee”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement referred to below (as amended, modified, supplemented, or restated from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below: (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities); and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.                                      Assignor:

2.                                      Assignee:

[Assignee is an Affiliate/Approved Fund of [identify Lender](1)]

3.                                      Borrower:                                          NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP, a Massachusetts limited partnership.

4.                                      Administrative Agent:                         KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent under the Credit Agreement

(1)                                 Select or delete as applicable.

5.                                      Credit Agreement:                                             The Credit Agreement dated as of July [ ], 2014 by and among New England Realty Associates Limited Partnership, a Massachusetts limited partnership, as Borrower, the Lenders party thereto, and KeyBank National Association., as Administrative Agent

6.                                      Assigned Interest:

Aggregate Amount of
	Commitment for all	Amount of Commitment	Percentage Assigned of
Facility Assigned	Lenders(2)	Assigned	Commitment/Loans(3)
Credit Commitment	$	$	%

7.                                      [Trade Date:                               ](4)

Effective Date:                      , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGES FOLLOW.

(2)                              Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(3)                                 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(4)                               To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title

Signature Page to

Assignment and Assumption Agreement

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Signature Page to

Assignment and Assumption Agreement

[Consented to and](5) Accepted:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent and Letter of Credit Issuer

By:
Name:
Title:

(5)           To be used only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

Signature Page to

Assignment and Assumption Agreement

[Consented to](6) [and Acknowledged] by:(7)

BORROWER:

NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP, a Massachusetts limited partnership

By:	NewReal, Inc., a Massachusetts corporation, its general partner

By:
Name:
Title:

(6)           To be used only if Borrower’s consent is required under the Credit Agreement.

(7)           To be used only if the assignment is made as the result of a demand by Borrower under the Credit Agreement.

Signature Page to

Assignment and Assumption Agreement

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.01. Assignor. The Assignor: (a) represents and warrants that: (i) it is the legal and beneficial owner of the Assigned Interest; (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim; and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to: (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document; (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder; (iii) the financial condition of Borrower, any of Borrower’s subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document; or (iv) the performance or observance by Borrower, any of Borrower’s subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.02. Assignee. The Assignee: (a) represents and warrants that: (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement; (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement); (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder; (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that: (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. The substantive laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely within such state, without regard to the choice of law principles that might otherwise apply, and the applicable federal laws of the United States of America, shall govern the validity, construction, enforcement and interpretation of this Assignment and Assumption.

EXHIBIT F

to Credit Agreement

by and among

NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP

and

KeyBank National Association, as Administrative Agent

COMPLIANCE CERTIFICATE

FOR [                   ] ENDED [                   ]

DATE:          , 20

ADMINISTRATIVE AGENT:	KEYBANK NATIONAL ASSOCIATION

BORROWER:	NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP

This certificate is delivered under Credit Agreement, dated as of July [   ], 2014 (as amended, modified, supplemented, or restated from time to time, the “Credit Agreement”), among NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP, a Massachusetts limited partnership, as Borrower (“Borrower”), Administrative Agent, and Lenders party thereto. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned Responsible Officer hereby certifies as of the date hereof, in his/her capacity as a Responsible Officer and not individually, that he/she is authorized to execute and deliver this certificate to the Administrative Agent on behalf of Borrower, and that as of [date at the end of the period indicated above] (the “Reporting Date”):

(a)                                 The undersigned has reviewed and is familiar with the terms and provisions of the Documents and has made, or caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the account period covered by the attached financial statements, and no Event of Default (nor any Potential Default) exists which has not been cured or waived (except the Events of Default or Potential Defaults, if any, together with the details of the actions that Borrower are taking or propose to take with respect thereto, described on Annex A to this Certificate);

(b)                                 The financial statements of the Borrower attached to this certificate were prepared in accordance with Generally Accepted Accounting Principles, and fairly present the financial condition and the results of operations of Borrower on the dates and for the periods indicated, subject, in the case of interim financial statements, to normally recurring year-end adjustments and absence of footnotes;

(c)                                  Borrower is in compliance with Sections 10.8, 10.9, 10.10, and 10.11 of the Credit Agreement, and calculations evidencing such status are as set forth on Annex B to this certificate.

[Signature of Responsible Officer]

By:
Name:
Title:

ANNEX A

ANNEX B

1.	Debt Service Coverage Ratio Calculation:

	(a)	Adjusted EBITDA	$
	(b)	Interest Expense	$
	(c)	Total scheduled amortization	$
	(d)	Pro forma annual interest payments
	(e)	Aggregate of (b) plus (d) plus (c)	$
	(f)	Debt Service Coverage Ratio ((a) to ((e))

Covenant: at least 1.60 to 1.0 as of each quarter end

2.	Tangible Net Worth (“TNW”):

	(a)	Gross Asset Value	$
less
	(b)	Total Indebtedness	$
Equals
	(c)	Tangible Net Worth	$
$

	Required Tangible Net Worth		$150,000,000
$

Covenant: Current TNW must exceed required TNW

3.	Leverage Ratio Calculation:

	(a)	Total Indebtedness	$
	(b)	Gross Asset Value
	(c)	Leverage Ratio ((a) to (b))%

Covenant: less than 65% as of each quarter end

4.	Debt Yield:

	(a)	NOI
	(b)	Total Indebtedness
	(c)	Debt Yield ((a) to (b))

Covenant: at least nine and one half percent (9.50%) as of each calendar quarter

This Compliance Certificate has been executed and delivered as of the date set forth above